Exhibit 10.1

CREDIT AGREEMENT

Dated as of December 23, 2004

by and among

LIONBRIDGE TECHNOLOGIES, INC.,

LIONBRIDGE US, INC.,

VERITEST, INC.,

MENTORIX TECHNOLOGIES, INC.,

LIONBRIDGE TECHNOLOGIES HOLDINGS B.V.

and

LIONBRIDGE TECHNOLOGIES IRELAND

as Borrowers

and

HSBC BANK USA, NATIONAL ASSOCIATION

as Lender and Administrative Agent

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Lender and Documentation Agent

TABLE OF CONTENTS

1.	DEFINITIONS AND RULES OF INTERPRETATION			1
	1.1	Definitions		1
	1.2	Rules of Interpretation		22
	1.3	Revolving Credit Loan and Letter of Credit Amounts		23
	1.4	Exchange Rates; Currency Equivalents		23
	1.5	Additional Alternative Currencies		24
	1.6	Change of Currency		25

2.	THE REVOLVING CREDIT FACILITY			25
	2.1	Commitment to Lend		25
		2.1.1.	Domestic Revolving Credit Loans	25
		2.1.2.	Foreign Revolving Credit Loans	26
	2.2	Unused Line Fees		26
	2.3	Foreign Credit Increase		26
	2.4	The Revolving Credit Notes		27
		2.4.1.	Domestic Revolving Credit Notes	27
		2.4.2.	Foreign Revolving Credit Notes	27
	2.5	Interest on Revolving Credit Loans		28
	2.6	Requests for Revolving Credit Loans		28
	2.7	Conversion Options		29
		2.7.1.	Conversion to Different Type of Revolving Credit Loan	29
		2.7.2.	Continuation of Type of Revolving Credit Loan	30
	2.8	Funds for Revolving Credit Loan		31
		2.8.1.	Funding Procedures	31
		2.8.2.	Advances by Administrative Agent	31

3.	REPAYMENT OF THE REVOLVING CREDIT LOANS			32
	3.1	Maturity		32
	3.2	Certain Mandatory Prepayments		32
	3.3	Optional Prepayments of Revolving Credit Loans		33
	3.4	Parallel Debt		33

4.	LETTERS OF CREDIT			34
	4.1	Letter of Credit Commitments		34
		4.1.1.	Commitment to Issue Letters of Credit	34
		4.1.2.	Letter of Credit Applications	34
		4.1.3.	Terms of Letters of Credit	35
		4.1.4.	Reimbursement Obligations of Lenders	35
		4.1.5.	Participations of Lenders	36
	4.2	Reimbursement Obligation of the Domestic Borrowers		36
	4.3	Letter of Credit Payments		36
	4.4	Obligations Absolute		37
	4.5	Reliance by Issuer		38
	4.6	Letter of Credit Fee		38

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5.	CERTAIN GENERAL PROVISIONS			38
	5.1	Structuring Fee		38
	5.2	Funds for Payments		38
		5.2.1.	Payments to Administrative Agent	38
		5.2.2.	No Offset, etc.	39
		5.2.3	Tax Matters	39
	5.3	Computations		40
	5.4	Inability to Determine LIBOR Rate or IBOR Rate		40
	5.5	Illegality		40
	5.6	Additional Costs, etc.		41
	5.7	Capital Adequacy		42
	5.8	Applicable Lending Office; Certificate		43
	5.9	Indemnity		43
	5.10	Interest After Default and Maturity		43
	5.11	Replacement of Lenders		43
	5.12	Extension of Maturity Date		44

6.	COLLATERAL SECURITY.			45
	6.1	Obligations of Domestic Borrowers and Guarantors Secured		45

7.	REPRESENTATIONS AND WARRANTIES			45
	7.1	Corporate Authority		45
		7.1.1.	Incorporation; Good Standing	45
		7.1.2.	Authorization	45
		7.1.3.	Enforceability	45
	7.2	Governmental Approvals		46
	7.3	Title to Properties; Leases		46
	7.4	Financial Statements and Projections		46
		7.4.1.	Fiscal Year	46
		7.4.2.	Financial Statements	46
		7.4.3.	Projections	46
	7.5	No Material Adverse Changes, etc.		46
	7.6	Franchises, Patents, Copyrights, etc.		47
	7.7	Litigation		47
	7.8	No Materially Adverse Contracts, etc.		47
	7.9	Compliance with Other Instruments, Laws, etc.		47
	7.10	Tax Status		47
	7.11	No Event of Default		48
	7.12	Holding Company and Investment Company Acts		48
	7.13	Liens		48
	7.14	Perfection of Security Interest		48
	7.15	Certain Transactions		48
	7.16	Employee Benefit Plans		49
		7.16.1.	In General	49
	7.17	Use of Proceeds		50
		7.17.1.	General	50
		7.17.2.	Regulations U and X	50

	7.18	Environmental Compliance		50
	7.19	Subsidiaries, etc.		51
	7.20	Bank Accounts		51
	7.21	Disclosure		51
	7.22	Foreign Assets Control Regulations, Etc.		52
	7.23	Certain Contracts		52
	7.24	Corporate Interest		52

8.	AFFIRMATIVE COVENANTS			52
	8.1	Maintenance of Office		52
	8.2	Records and Accounts		52
	8.3	Financial Statements, Certificates and Information		53
	8.4	Notices		54
		8.4.1.	Defaults	54
		8.4.2.	Environmental Events	54
		8.4.3.	Notification of Claim against Collateral	54
		8.4.4.	Notice of Litigation and Judgments	54
	8.5	Legal Existence; Maintenance of Properties		55
	8.6	Insurance		55
	8.7	Taxes		55
	8.8	Inspection of Properties and Books, etc.		55
	8.9	Compliance with Laws, Contracts, Licenses, and Permits		56
	8.10	Employee Benefit Plans		56
	8.11	Use of Proceeds		56
	8.12	Bank Accounts		56
	8.13	Additional Subsidiaries		56
	8.14	Further Assurances		58

9.	CERTAIN NEGATIVE COVENANTS.			58
	9.1	Restrictions on Indebtedness		58
	9.2	Restrictions on Liens		59
		9.2.1.	Permitted Liens	59
		9.2.2.	Restrictions on Negative Pledges and Upstream Limitations	61
	9.3	Restrictions on Investments		61
	9.4	Restricted Payments		62
	9.5	Merger, Consolidation and Disposition of Assets.		62
		9.5.1.	Mergers and Acquisitions	62
		9.5.2.	Disposition of Assets	62
	9.6	Sale and Leaseback		62
	9.7	Compliance with Environmental Laws		63
	9.8	Subordinated Debt		63
	9.9	Employee Benefit Plans		63
	9.10	Business Activities		64
	9.11	Fiscal Year		64
	9.12	Transactions with Affiliates		64
	9.13	Bank Accounts		64

10.	FINANCIAL COVENANTS			64
	10.1	Fixed Charges Coverage Ratio		64
	10.2	Leverage Ratio		64
	10.3	Consolidated Tangible Net Worth		64
	10.4	Minimum Consolidated EBITDA		64

11.	CLOSING CONDITIONS.			65
	11.1	Loan Documents etc.		65
	11.2	Certified Copies of Organizational Documents		65
	11.3	Corporate or Other Action		65
	11.4	Incumbency Certificate		65
	11.5	Validity of Liens		65
	11.6	Perfection Certificates and UCC Search Results		65
	11.7	Certificates of Insurance		66
	11.8	Opinions of Counsel		66
	11.9	Payment of Fees		66

12.	CONDITIONS TO ALL BORROWINGS			66
	12.1	Representations True; No Event of Default		66
	12.2	No Legal Impediment		67

13.	EVENTS OF DEFAULT; ACCELERATION; ETC.			67
	13.1	Events of Default and Acceleration		67
	13.2	Termination of Commitments		70
	13.3	Remedies		71
	13.4	Distribution of Collateral Proceeds		71

14.	THE ADMINISTRATIVE AGENT			72
	14.1	Authorization		72
	14.2	Employees and Administrative Agents		73
	14.3	No Liability		73
	14.4	No Representations		73
		14.4.1.	General	73
		14.4.2.	Closing Documentation, etc.	74
	14.5	Payments		74
		14.5.1.	Payments to Administrative Agent	74
		14.5.2.	Distribution by Administrative Agent	74
		14.5.3.	Delinquent Lenders	74
	14.6	Holders of Notes		75
	14.7	Indemnity		75
	14.8	Administrative Agent as Lender		75
	14.9	Resignation		75
	14.10	Administrative Agent May File Proofs of Claim.		76
	14.11	Notification of Defaults and Events of Default; Duties in the Case of Enforcement		77

15.	SUCCESSORS AND ASSIGNS			78

	15.1	General Conditions		78
	15.2.	Assignments		78
	15.3	Register		79
	15.4	Participations		79
	15.5	Payments to Participants and Others		80
	15.6	Miscellaneous Assignment Provisions		80
	15.7	Assignee or Participant Affiliated with the Obligors		80
	15.8	New Notes		81

16.	PROVISIONS OF GENERAL APPLICATION			81
	16.1	Setoff		81
	16.2	Expenses		82
	16.3	Indemnification		83
	16.4	Treatment of Certain Confidential Information		83
		16.4.1.	Confidentiality	83
		16.4.2.	Prior Notification	84
		16.4.3.	Other	84
	16.5	Survival of Covenants, Etc.		84
	16.6	Notices		85
	16.7	Governing Law		85
	16.8	Headings		86
	16.9	Counterparts		86
	16.10	Entire Agreement, Etc.		86
	16.11	Waiver of Jury Trial		86
	16.12	Consents, Amendments, Waivers, Etc.		87
	16.13	Severability		88
	16.14	Certain Lender Representation		88
	16.15	Appointment of Domestic Borrowing Administrator		88
	16.16	Appointment of Foreign Borrowing Administrator		89

17.	COMMERCIAL TRANSACTION			90

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Exhibits

Exhibit A	Form of Domestic Revolving Credit Note
Exhibit B	Form of Foreign Revolving Credit Note
Exhibit C	Form of Loan Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Joinder Agreement
Schedules

Schedule A	Eligible Assignee
Schedule 1	Lenders and Commitments
Schedule 7.3	Title to Properties; Leases
Schedule 7.5	Restricted Payments Since December 31, 2003
Schedule 7.6	Franchises, Patents, Copyrights, Etc.
Schedule 7.7	Litigation
Schedule 7.13	Existing Liens
Schedule 7.15	Certain Transactions
Schedule 7.18	Environmental Compliance
Schedule 7.19	Subsidiaries Etc.
Schedule 7.20	Bank Accounts
Schedule 7.23	Certain Contracts
Schedule 9.1	Existing Indebtedness
Schedule 9.2	Restrictions on Negative Pledges and Upstream Limitations
Schedule 9.3(a)	Corporate Investment Policy
Schedule 9.3(b)	Existing Investments

CREDIT AGREEMENT

This CREDIT AGREEMENT is made as of December 23, 2004 by and among LIONBRIDGE TECHNOLOGIES, INC., a Delaware corporation having its principal place of business at 1050 Winter Street, Suite 2300, Waltham, Massachusetts 02451 (“LTI”), LIONBRIDGE US, INC., a Delaware corporation having its principal place of business at 1050 Winter Street, Suite 2300, Waltham, Massachusetts 02451 (“LBUS”), VERITEST, INC., Delaware corporation having its principal place of business at 1050 Winter Street, Suite 2300, Waltham, Massachusetts 02451 (“VeriTest”), MENTORIX TECHNOLOGIES, INC., a California corporation having its principal place of business at 1050 Winter Street, Suite 2300, Waltham, Massachusetts 02451 (“Mentorix”, and collectively with LTI, LBUS and VeriTest, the “Domestic Borrowers”), LIONBRIDGE TECHNOLOGIES HOLDINGS B.V., a private company with limited liability (besloten vennootscap met beperkte aansprakelijkheid) formed under the laws of the Netherlands having its corporate seat in Amsterdam, The Netherlands and address at Overschiestraat 55, 1062 HN Amsterdam, The Netherlands (“Lionbridge BV”), LIONBRIDGE TECHNOLOGIES IRELAND, a company incorporated under the laws of Ireland with registered number 144185 and having its registered office at Grattan House, Temple Rock, Black Rock, County Dublin, Ireland (“LT Ireland”, and collectively with Lionbridge BV, the “Foreign Borrowers”), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (“Wachovia”), HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association (“HSBC”), and HSBC BANK USA, NATIONAL ASSOCIATION, as administrative agent for itself as a Lender and the other Lenders, and WACHOVIA BANK, NATIONAL ASSOCIATION, as documentation agent for itself as a Lender and the other Lenders.

WHEREAS, the Borrowers have requested, and the Lenders have agreed, subject to the terms and conditions set forth herein, to provide a revolving credit facility of up to $35,000,000, of which $25,000,000 shall be available for advances to the Domestic Borrowers and $10,000,000 shall be available for advances to the Foreign Borrowers, and which shall also include a $10,000,000 sublimit for the issuance of letters of credit; and

WHEREAS, each of the Guarantors will jointly and severally and unconditionally guarantee the payment and performance of the Obligations of the Borrowers on the terms and conditions set forth in the Guaranty; and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

1. DEFINITIONS AND RULES OF INTERPRETATION.

1.1 Definitions. The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Credit Agreement referred to below:

Accounts Receivable. All rights of the Borrowers to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of the Obligors or any of their Subsidiaries to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use, value added or property taxes in conjunction with such transactions, recorded on books of account in accordance with GAAP.

Administrative Agent’s Office. The Administrative Agent’s office located at One HSBC Center, Buffalo, New York 14203 or at such other location as the Administrative Agent may designate from time to time by notice to the Borrowing Administrators and the Lenders.

Administrative Agent. HSBC Bank USA, National Association, acting as administrative agent for the Lenders, and each other Person appointed as the successor Administrative Agent in accordance with Section 14.9.

Affected Lender. Shall have the meaning given to that term in Section 5.11.

Affiliate. Any Person that would be considered to be an affiliate of LTI under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission.

Alternative Currency. Each of Euro, Sterling, Yen and each other Currency (other than Dollars) that is approved in accordance with Section 1.5.

Alternative Currency Equivalent. At any time, with respect to any amount denominated in Dollars, the amount of any Alternative Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of “Dollar Equivalent”, as determined by the Administrative Agent.

APB. Opinions of the Accounting Principles Board.

Applicable Margin. For purposes of calculating (a) the interest rate payable with respect to Base Rate Loans, LIBOR Rate Loans or IBOR Rate Loans, and (b) the Unused Line Fee in connection with Section 2.2 hereof, the corresponding percentage set forth below, as shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the date of receipt by the Administrative Agent from LTI of the Compliance Certificate for the most recently ended fiscal quarter of LTI; provided that (x) for the period from the Closing Date to but not including the Calculation Date for the fiscal year ending December 31, 2004, the Applicable Margin shall be based on Pricing Level II (as shown below) and, thereafter, the Applicable Margin shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding any applicable Calculation Date, and (y) if at any time LTI fails to provide a Compliance Certificate for its most recently ended fiscal quarter preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I (as shown below) until such date as an appropriate Compliance Certificate is provided, at which date (and without any retroactive adjustment to the Calculation Date) the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of LTI preceding such Calculation Date. Except as previously described in the event of tardy delivery of a Compliance Certificate, the Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Loans then existing or subsequently made and to the Unused Line Fees accruing on or after such Calculation Date.

Level	Leverage Ratio	Base Rate Loans	LIBOR Rate Loans and IBOR Rate Loans	Unused Line Fee
I	Greater than 2.50:1.00	0.50%	1.75%	0.375%

II	Less than or equal to 2.50:1.00 but greater than 1.50:1.00	0.00%	1.50%	0.25%

III	Less than or equal to 1.50:1.00 but greater than 1.00:1.00	0.00%	1.25%	0.225%

IV	Less than or equal to 1.00:1.00	(0.50)%	1.00%	0.20%

Assignment and Acceptance. An assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.2), and accepted by the Administrative Agent, in substantially the form of Exhibit E.

Balance Sheet Date. As of any date of determination, the last day of the fiscal quarter (or, if more recent, fiscal year) for which LTI has most recently filed its quarterly (or, if more recent, annual) report on Form 10-Q (or Form 10-K, if applicable) with the U.S. Securities and Exchange Commission.

Base Rate. For any day, a rate per annum equal to the Prime Rate in effect on such day. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by HSBC at its principal office in New York City as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by HSBC as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

Base Rate Loan. Any Revolving Credit Loan which bears interest that is calculated by reference to the Base Rate.

Borrower. As used in the singular, any of the Domestic Borrowers or Foreign Borrowers; as used in the plural, collectively, the Domestic Borrowers and the Foreign Borrowers.

Borrowing Administrators. Collectively, the Domestic Borrowing Administrator and the Foreign Borrowing Administrator.

Business Day. Any day, other than a Saturday or Sunday, (a) on which banking institutions in Buffalo, New York are open for the transaction of banking business and, in the case of LIBOR Rate Loans and IBOR Rate Loans, which is also a LIBOR Business Day, (b) if such day relates to the giving of notices or quotes in connection with a Revolving Credit Loan or Letter of Credit denominated in any Alternative Currency, or to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Revolving Credit Loan denominated in any Alternative Currency, or an issuance of or payment in respect of any Letter of Credit denominated in an Alternative Currency, that is also a day on which commercial banks and foreign exchange markets settle payments in the Principal Financial Center for such Alternative Currency, and (c) if such day relates to the giving of notices or quotes in connection with a Foreign Revolving Credit Loan, or to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Foreign Revolving Credit Loan, that is also a day on which banking institutions in the Netherlands and Ireland are open for the transaction of banking business.

Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all membership interests in a limited liability company, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Casualty Event. With respect to any property (including any interest in property) of any Obligor or any of its Subsidiaries, any loss of, damage to, or condemnation or other taking of, such property for which such Obligor or such Subsidiary receives insurance proceeds, proceeds of a condemnation award or other compensation.

CERCLA. Shall have the meaning given to that term in Section 7.18(a).

Closing Date. The first date on which the conditions set forth in Section 11 have been satisfied.

CMLTD. For any period with respect to all Indebtedness of LTI and its Subsidiaries that may be properly classified as long-term debt in accordance with GAAP, the portion of such Indebtedness which shall become due and payable (whether or not paid) during such period, including, but not limited to, Consolidated Capitalized Lease Obligations of LTI and its Subsidiaries.

Code. The Internal Revenue Code of 1986, as amended.

Collateral. All of the personal property assets, rights and interests (including, without limitation, all goods, equipment, instruments, and accounts) of the Domestic Borrowers that are or are intended to be subject to the Liens created by the Security Documents.

Commitment. With respect to each Lender, such Lender’s Domestic Commitment (if any) and Foreign Commitment (if any).

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders (as such Schedule 1 may be updated pursuant to Section 15.2).

Compliance Certificate. Shall have the meaning given to such term in Section 8.3(c).

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of LTI and its Subsidiaries, consolidated in accordance with GAAP.

Consolidated Capital Expenditures. Amounts paid or Indebtedness incurred by a Borrower or any of its Subsidiaries in connection with (a) the purchase or lease by a Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP or (b) the lease of any assets by a Borrower or any of its Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Consolidated Capitalized Lease.

Consolidated Capitalized Leases. Leases under which a Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Consolidated EBITDA. With respect to any fiscal period, an amount equal to the sum of (a) Consolidated Net Income for such fiscal period, plus (b) an amount which, in the determination of Consolidated Net Income for such period has been deducted for (i) Consolidated Total Interest Expense, plus (ii) total federal, state, local and foreign income, value added and similar taxes, plus (iii) depreciation and amortization expense.

Consolidated Fixed Charges. With respect to LTI and its Subsidiaries and for any period, the sum, without duplication, of (a) Consolidated Total Interest Expense for such period, plus (b) CMLTD for such period, plus (c) any Consolidated Capital Expenditures for such period excluding (i) any Capital Assets acquired by LTI or any of its Subsidiaries in connection with a Permitted Acquisition and (ii) any property or equipment obtained in connection with Consolidated Capital Leases, plus (d) the current portion of Borrowers’ income tax provision expensed during the applicable Reference Period (or, the total tax provision minus the portion of such total tax provision that is deferred during such Reference Period in accordance with GAAP).

Consolidated Net Income (or Deficit). The consolidated net income (or deficit) of LTI and its Subsidiaries, after excluding all (a) insurance proceeds, (b) gains or losses on the write-up, sale or other disposition of any non-current assets, (c) gains or losses on the purchase (or repayment) of existing Indebtedness, (d) earnings of an acquired Person prior to its acquisition by any Borrower, (e) earnings of any successor or transferee of any Borrower’s assets prior to becoming a successor or transferee, (f) any deferred credit (or amortization of a deferred credit)

arising from an acquisition, (g) any items constituting an extraordinary gain under APB No. 30, (h) any items constituting an extraordinary loss under APB No. 30, (i) gains or losses related to foreign exchange translation, and (j) any non-cash stock compensation expenses; all of the foregoing determined in accordance with GAAP.

Consolidated Tangible Net Worth. The consolidated balance sheet shareholders equity of LTI and its Subsidiaries minus the consolidated balance sheet intangible assets or goodwill of any kind of LTI and its Subsidiaries.

Consolidated Total Interest Expense. For any period, the aggregate amount of interest accrued on Indebtedness of LTI and its Subsidiaries during such period that was outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Consolidated Capitalized Lease or any Synthetic Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

Consolidated Total Liabilities. All liabilities of LTI and its Subsidiaries determined on a consolidated basis without duplication in accordance with GAAP and classified as such on the consolidated balance sheet of LTI and its Subsidiaries plus the Maximum Draw Amount of any Letters of Credit minus any consolidated balance sheet liability of LTI and its Subsidiaries related to Consolidated Capitalized Leases.

Conversion Request. A notice given by the Domestic Borrowing Administrator or Foreign Borrowing Administrator to the Administrative Agent of a Domestic Borrower’s or Foreign Borrower’s respective election to convert or continue a Loan in accordance with Section 2.7.

Credit Agreement. This Credit Agreement, including the Schedules and Exhibits hereto.

Currency. A monetary denomination, including Dollars and the Alternative Currencies.

Currency Valuation Notice. A notice given by any Lender, the Domestic Borrowing Administrator or Foreign Borrowing Administrator to the Administrative Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Administrative Agent determine (i) the aggregate principal amount of all Foreign Revolving Credit Loans plus (ii) the aggregate amount of all LC Liabilities.

Deed of Pledge. The Deed of Pledge of Shares in Lionbridge Technologies Holdings B.V., dated as of the Closing Date, among LTI, Lionbridge BV and the Administrative Agent.

Default. Any event or circumstance which, upon the giving of notice or the lapse of time or both, would constitute an Event of Default.

Delinquent Lender. See Section 14.5.3.

Distribution. The declaration or payment of any dividend or distribution on or in respect of any Capital Stock of any Obligor or any Subsidiary thereof, other than dividends payable solely in shares of common stock of such Obligor and dividends paid to an Obligor; the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of any Obligor, directly or indirectly through a Subsidiary of such Obligor or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by any Obligor to its shareholders as such; or any other distribution on or in respect of any Capital Stock of any Obligor.

Dollars or $. Dollars in lawful currency of the United States of America.

Dollar Equivalent. With respect to any Foreign Revolving Credit Loan or any Letter of Credit denominated in any Alternative Currency, the amount of Dollars that would be required to purchase the amount of the Alternative Currency of such Foreign Revolving Credit Loan or Letter of Credit on the later of (a) the date two Business Days before the date of the borrowing or issuance of such Foreign Revolving Credit Loan or Letter of Credit and (b) in the case of any determination made under Section 3.2, on the date of determination referred to therein, in each case based on the Spot Rate at such time.

Domestic Borrowers. As such term is defined in the preamble to this Credit Agreement.

Domestic Borrowing Administrator. Shall have the meaning set forth in Section 16.15.

Domestic Commitment. With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment to make Domestic Revolving Credit Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Domestic Borrowers, as such amount may be reduced or increased (including pursuant to assignments by or to such Lender pursuant to Section 15.2) from time to time pursuant to this Credit Agreement; or if such commitment is terminated pursuant to the provisions hereof, zero.

Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Domestic Revolving Credit Loans, as specified from time to time by such Lender to the Administrative Agent and the Domestic Borrowing Administrator.

Domestic Revolving Credit Loans. Revolving credit loans made or to be made by the Lenders to the Domestic Borrowers pursuant to Section 2.1.1.

Domestic Revolving Credit Note. Shall have the meaning set forth in Section 2.4.1.

Drawdown Date. The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with Section 2.7.

Dutch Banking Act Exemption Regulation. The Dutch 1992 Banking Act Exemption Regulation (Vrijstellingsregeling Wtk 1992).

Dutch CC. The Dutch Civil Code (Burgerlijk Wetboek).

Eligible Assignee. Any of:

(a) a Lender;

(b) an Affiliate of a Lender; or

(c) any other bank or financial institution approved (i) if two (2) or less Lenders are party to this Credit Agreement, by the Administrative Agent, or if three (3) of more Lenders are party to this Credit Agreement, by the Required Lenders and (ii) unless an Event of Default has occurred and is continuing, by the Borrowers (each such approval not to be unreasonably withheld or delayed), that, in each case, is also a PMP and satisfies the requirements of one of the categories listed on Schedule A.

Employee Benefit Plan. (a) Any employee benefit plan, including any Pension Plan, within the meaning of Section 3(3) of ERISA which (i) is maintained for employees of a Borrower or any of its ERISA Affiliates, or any Subsidiary thereof or is assumed by a Borrower or any of its ERISA Affiliates, or any Subsidiary thereof in connection with any Permitted Acquisition or (ii) has at any time been maintained for the employees of a Borrower, any current or former ERISA Affiliate, or any Subsidiary thereof, but excluding any employee benefit plan that has been assumed by any other Person in connection with the sale of an ERISA Affiliate or a Subsidiary thereof and under which neither any Borrower nor any ERISA Affiliate has any continuing liability under ERISA and (b) any plan, arrangement, understanding or scheme maintained by a Borrower or any Subsidiary thereof that provides retirement, deferred compensation, employee or retiree medical or life insurance, severance benefits or any other benefit covering any employee or former employee and which is administered under any Foreign Benefit Law or regulated by any Governmental Authority other than the United States of America.

EMU Legislation. The legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

Environmental Laws. Shall have the meaning given to that term in Section 7.18(a).

EPA. Shall have the meaning given to that term in Section 7.18(b).

ERISA. The Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. Any Person which is treated as a single employer with the Borrowers under Section 414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder, or any event or condition with respect to any Employee Benefit Plan which is regulated by any Foreign Benefit Law that results in a Governmental Authority requiring the termination of such Employee Benefit Plan or the revocation of such Employee Benefit Plan’s authority to operate under the applicable Foreign Benefit Law.

Euro. The lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

Eurocurrency Reserve Rate. For any day with respect to a LIBOR Rate Loan or an IBOR Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Event of Default. Shall have the meaning given to that term in Section 13.1.

Excluded Representations. The representations and warranties made in Section 7.4.3 and in clause (ii) of Section 7.5.

Executive Order. Shall have the meaning given to that term in Section 7.22.

Fees. Collectively, the Unused Line Fee, the Letter of Credit Fees, the fees of the Administrative Agent and the Structuring Fee.

Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by Section 4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. Section 1843).

Foreign Assets Control Regulations. Shall have the meaning given to that term in Section 7.22.

Foreign Benefit Law. Any applicable statute, law, ordinance, code, rule, regulation, order or decree of any foreign nation or any province, state, territory, protectorate or other political subdivision thereof regulating, relating to, or imposing liability or standards of conduct concerning, any Employee Benefit Plan.

Foreign Borrowers. As such term is defined in the preamble to this Credit Agreement.

Foreign Borrowing Administrator. Shall have the meaning set forth in Section 16.16.

Foreign Commitment. With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment to make Foreign Revolving Credit Loans to the Foreign Borrowers, as such amount may be reduced or increased (including pursuant to assignments by or to such Lender pursuant to Section 15.2) from time to time pursuant to this Credit Agreement; or if such commitment is terminated pursuant to the provisions hereof, zero.

Foreign Revolving Credit Loans. Revolving credit loans made or to be made by the Lenders to the Foreign Borrowers pursuant to Section 2.1.2.

Foreign Revolving Credit Note. Shall have the meaning set forth in Section 2.4.2.

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP or generally accepted accounting principles. (a) When used in general in relation to Domestic Obligors, generally accepted accounting principles that are (i) applied on a basis consistent with those used in the preparation of the latest financial statements of LTI and its Subsidiaries delivered to the Lenders under this Agreement and (ii) consistent with the applicable principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, and (b) when used in general in relation to any Foreign Borrower, accounting principles, concepts, bases and policies generally adopted and accepted in such Foreign Borrower’s jurisdiction of incorporation and residence for the preparation and presentation of audited financial statements, including internationally accepted accounting principles to the extent required to be used in the presentation of the financial statements of such Foreign Borrower.

Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Obligors or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors. Collectively, each Domestic Borrower and each Subsidiary of LTI that is incorporated or formed in the United States, and that becomes a “Guarantor” after the date hereof pursuant to Section 8.13.

Guaranty. That certain Continuing Guaranty Agreement, dated as of the date hereof, made by each Guarantor in favor of the Lenders and the Administrative Agent, pursuant to which the Guarantors jointly, severally and unconditionally guarantee the Obligations of the Borrowers.

Hazardous Substances. Shall have the meaning given to that term in Section 8.18(b).

Hedging Agreement. Any swap agreement (as defined in 11 U.S.C. Section 101), interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option agreement, interest rate exchange agreement, forward currency exchange agreement, forward rate currency agreement or other similar agreement or arrangement to which any Borrower and any Lender (or any Person that was a Lender at the time the Hedging Agreement is entered into) is a party, designed to protect such Borrower against fluctuations in interest rates, exchange rates or forward rates.

HSBC. HSBC Bank USA, National Association, a national banking association in its individual capacity.

IBOR Rate. For any Interest Period for any IBOR Rate Loan denominated in any Alternative Currency:

(a) the arithmetic mean, as calculated by the Administrative Agent, of the respective rates per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) of the offered rates appearing on the relevant Reuters display page (or if there is no such Reuters display page, the relevant Telerate display page) at approximately 11:00 A.M., London time, on the day that is two (2) LIBOR Business Days before the first day of such Interest Period, as the rate at which deposits in such Alternative Currency for a period comparable to such Interest Period are offered to leading banks (such as the Reference Banks) in the London (or, in the case of Sterling, Paris) interbank market; or

(b) if such rates do not appear on the relevant Reuters or Telerate page, then the IBOR Rate for such Interest Period shall be the arithmetic mean, as reasonably determined by the Administrative Agent, of the rates per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in such Alternative Currency in the amount of the requested Loan and for a maturity comparable to such Interest Period would be offered to the Administrative Agent by the Reference Banks in the London (or, in the case of Sterling, Paris) interbank market at approximately 11:00 A.M., London time, on the day that is two (2) LIBOR Business Days before the first day of such Interest Period.

IBOR Rate Loan. Any Foreign Revolving Credit Loan which bears interest that is calculated by reference to the IBOR Rate.

Indebtedness. As to any Person, means, without duplication: (a) all indebtedness or liability of such Person for borrowed money, or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (including trade obligations and accrued obligations incurred in the ordinary course of business); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (f) all obligations of such Person under Consolidated Capital Leases; (g) all obligations of such Person in respect of Hedging Agreements; (h) current liabilities of such Person in respect of unfunded vested benefits under any Employee Benefit Plan and Guaranteed Pension Plan; (i) obligations of such Person under letters of credit, bankers acceptances or comparable arrangements; and (j) all obligations of such Person under guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss. The Indebtedness of any Person (x) shall include the Indebtedness of any partnership in which such Person is a general partner (to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor) and (y) in the case of any limited recourse liability, shall not exceed the amount of such limited recourse.

Ineligible Securities. Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

Intellectual Property Security Agreements. Collectively, (i) the Trademark Security Agreement, dated as of the Closing Date, by LTI and VeriTest in favor of Lenders, and (ii) the Patent Security Agreement, dated as of the Closing Date, by LTI and LBUS in favor of Lenders.

Interest Payment Date. (a) As to any Base Rate Loan, each Quarterly Date, commencing on the first such date to occur after the Drawdown Date of such Base Rate Loan; and (b) as to any LIBOR Rate Loan or IBOR Rate Loan, the last day of the applicable Interest Period for such LIBOR Rate Loan or IBOR Rate Loan.

Interest Period. With respect to any IBOR Rate Loan or LIBOR Rate Loan, (a) initially, the period commencing on the Drawdown Date of such Revolving Credit Loan and ending on the last day of the first, second, third or sixth calendar month thereafter, as selected by the Domestic Borrowing Administrator or the Foreign Borrowing Administrator, as applicable, in a Loan Request or as otherwise required by the terms of this Credit Agreement; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of first, second, third or sixth calendar month thereafter, as selected by the applicable Borrowing Administrator in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period with respect to a LIBOR Rate Loan or IBOR Rate Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(B) if the Borrower shall fail to give notice as provided in Section 2.7, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan or IBOR Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

(C) any Interest Period relating to any LIBOR Rate Loan or IBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the appropriate subsequent calendar month; and

(D) any Interest Period that would otherwise extend beyond the Maturity Date (if comprising a Revolving Credit Loan) shall end on the Maturity Date.

Investments. For any Person, all expenditures made and all liabilities incurred (contingently or otherwise) with respect to: (i) the acquisition of stock or Indebtedness of any other Person, or any agreement to make any such acquisition, or (ii) the making of loans, advances, capital contributions or transfers of property to any other Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business, or (iii) the entering into of any guaranty, indemnity, surety bond or similar arrangement or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person, or (iv) the entering into of any Hedging Agreement. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment consisting of a guaranty shall be not less than the principal amount of the obligations guaranteed and still outstanding, provided, that if such guaranty is expressly limited to a stated amount, then the amount of such guaranty shall not be greater than such stated amount; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any write-downs or write-offs thereof.

LC Issuer. Shall have the meaning given to that term in Section 4.1.1.

LC Liabilities. At any time and in respect of any Letter of Credit, without duplication, the sum of (a) the undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the applicable Borrowers at such time due and payable in respect of all drawings made under such Letter of Credit.

Lender Affiliate. With respect to any Lender, an Affiliate of such Lender.

Lenders. Collectively, Wachovia and HSBC and any other Person who becomes a “Lender” pursuant to Section 15.2.

Letter of Credit. Shall have the meaning given to that term in Section 4.1.1.

Letter of Credit Application. Shall have the meaning given to that term in Section 4.1.1.

Letter of Credit Fee. Shall have the meaning given to that term in Section 4.6.

Letter of Credit Participation. Shall have the meaning given to that term in Section 4.1.4.

Leverage Ratio. As at any date, the ratio of (a) Consolidated Total Liabilities as of such date to (b) Consolidated EBITDA for the Reference Period ending on such date.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in foreign exchange and foreign currency deposits) in London or such other LIBOR or IBOR interbank market as may be selected by the Administrative Agent in its reasonable discretion.

LIBOR Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans, as specified from time to time by such Lender to the Administrative Agent and the Domestic Borrowing Administrator.

LIBOR Rate. For any Interest Period for a LIBOR Rate Loan:

(a) the arithmetic mean, as calculated by the Administrative Agent, of the rates per annum appearing on the relevant Bloomberg display page (or, if such Bloomberg page is not available, the relevant Reuters display page), at approximately 11:00 a.m. (London time) two (2) LIBOR Business Days prior to the commencement of such Interest Period, as the rate at which Dollar deposits are offered to leading banks (such as the Reference Banks) in the London interbank market for a period comparable to such Interest Period; or

(b) if such rates do not appear on the relevant Bloomberg or Reuters page, then the “LIBOR Rate” shall be the arithmetic mean, as reasonably determined by the Administrative Agent, of the rates per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which Dollar deposits in an amount comparable to the principal amount of such LIBOR Rate Loan being made, continued or converted by Lenders, and with a term comparable to such Interest Period, would be offered to the Administrative Agent by the Reference Banks in the London interbank market at approximately 11:00 A.M., London time, on the day that is two (2) LIBOR Business Days before the first day of such Interest Period.

LIBOR Rate Loan. Any Revolving Credit Loan which bears interest that is calculated by reference to the LIBOR Rate.

Lien. Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement (other than operating leases), any Consolidated Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

Loan Documents. This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Guaranty and the Security Documents, in each case as amended, modified or supplemented from time to time.

Loan Request. Shall have the meaning given to that term in Section 2.6.

Loans. The Revolving Credit Loans and any other loans by Lenders to Borrowers as may from time to time be permitted hereunder.

Logoport. Logoport Software GmbH, a German company registered with the commercial register of Charlottenburg under HRB No. 78050 having a registered share capital in the amount of EUR 25,000 and having its business seat in Berlin, Germany.

Logoport Acquisition. The acquisition by LT Ireland of more than 50% of the Capital Stock and Voting Stock of Logoport pursuant to the terms and conditions of a certain letter of intent dated October 21, 2004, provided, however that the aggregate purchase price (in any form) paid by LT Ireland thereunder shall not exceed $1,300,000.

Mandatory Cost Rate. Means in relation to any Interest Period or other period, the cost to the Lender of complying with all reserve, special deposit, capital adequacy, solvency, liquidity ratios, fees or other requirements of or imposed by the Bank of England, the Financial Services Authority, the European Central Bank or any other Governmental Authority for the time being attributable to each Revolving Credit Loan or any unpaid sum (rounded up if necessary to 4 decimal places) as conclusively determined by the Lender.

Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a) a material adverse effect on the business, properties, financial condition, assets, operations or income of the Obligors and their Subsidiaries, taken as a whole;

(b) a material adverse effect on the ability of any Obligor to perform any of its Obligations under any Loan Document to which it is a party; or

(c) any impairment of (i) the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents, (ii) the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (iii) the perfection or priority of any Lien of the Administrative Agent under the Security Documents, subject to Permitted Liens.

In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect at any time, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred at such time if the cumulative effect of such event and all other then existing events (within the period of three (3) fiscal quarters immediately preceding such time) could reasonably be expected to result in a Material Adverse Effect.

Maturity Date. December 23, 2007 (as the same may be extended pursuant to Section 5.12).

Maximum Draw Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit, in each case determined as if all conditions to any such drawing have been satisfied.

Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by the Obligors or any ERISA Affiliate.

Notes. Collectively, the Wachovia Domestic Revolving Credit Note, the Wachovia Foreign Revolving Credit Note, the HSBC Domestic Revolving Credit Note, and the HSBC Foreign Revolving Credit Note.

Obligations. With respect to any Obligor, all indebtedness, obligations and liabilities of such Obligor to any of the Lenders and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or any Hedging Agreement or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Applications, Letters of Credit or other instruments at any time evidencing any thereof.

Obligors. Collectively, the Borrowers and the Guarantors.

Organizational Documents. With respect to any Person, its certificate or articles of incorporation, certificate of formation, memorandum and articles of association, certificate of limited partnership, by-laws, operating agreement, partnership agreement, limited liability company agreement or other constitutive documents.

Parallel Debt. In relation to LTI and a Currency and at any given time, an amount equal to the aggregate of LTI’s Underlying Debts at such time denominated in such Currency.

Participant. Shall have the meaning given to that term in Section 15.4.

PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for employees of the Borrower or any of its ERISA Affiliates or is assumed by a Borrower or any of its ERISA Affiliates in connection with any Permitted Acquisition or (b) has at any time within the prior six (6) years been maintained for the employees of a Borrower or any current or former ERISA Affiliate.

Perfection Certificates. The Perfection Certificates as defined in the Security Agreement.

Permitted Acquisition. The Logoport Acquisition, and the acquisition of any Person, business, division, or specified group of assets (other than Capital Assets acquired as a result of Consolidated Capital Expenditures made in the ordinary course of business) by an Obligor, provided that each of the following conditions is met with respect to any such acquisition:

(a) immediately prior to and after giving effect to such acquisition, no Default or Event of Default shall then exist, and LTI shall have delivered to the Administrative Agent a statement certified by its principal financial or accounting officer to the effect that immediately prior to and after giving effect to such acquisition, no Default or Event of Default exists and attaching, in reasonable detail, computations evidencing compliance (on a consolidated basis) with the covenants contained in Section 10, immediately prior to and after giving effect to such acquisition;

(b) immediately after giving effect to such acquisition, the Unused Commitment shall not be less than $10,000,000;

(c) (i) the aggregate consideration paid or to be paid by such Borrower in connection with such acquisitions after the Closing Date shall not, without the prior written consent of the Required Lenders, exceed $20,000,000 as to any individual acquisition or group of related acquisitions and (ii) the aggregate consideration to be paid in cash as to all such acquisitions in the aggregate during any period of twelve (12) consecutive months shall not, without the prior written consent of the Required Lenders, exceed $25,000,000;

(d) either:

(i) such acquisition is the acquisition of assets only for use in the same line of business as (or a line of business substantially similar or related to) the line of business of the Borrowers, or such acquisition represents a brand extension opportunity, and in which assets which would be deemed Collateral pursuant to the Security Documents and the Administrative Agent shall concurrently with the closing of the acquisition be granted, for the benefit of the Lenders and the Administrative Agent, a perfected, first priority security interest (subject only to Permitted Liens); or

(ii) such acquisition involves the purchase of the Capital Stock of a Person and each of the following conditions is met:

(A) such acquisition is the acquisition of more than fifty percent (50%) of each of the Capital Stock and Voting Stock of such Person;

(B) such Person is in the same line of business (or a substantially similar or related line of business) as such Borrower, or such purchase represents a brand extension opportunity; and

(C) contemporaneously with the occurrence of such acquisition, such Borrower shall (I) cause such acquired Person to take the actions specified in 8.13, to the extent applicable to such acquired Person, and (II) cause such Person to deliver to the Lenders and the Administrative Agent (aa) evidence of proper corporate or similar authorization and (bb) legal opinions with respect to each of the matters and documents set forth in this clause (C), in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

(e) such acquisition shall not have been hostile and shall have been approved by the board of directors (or equivalent managing board) of the Person so acquired.

Permitted Liens. Liens permitted by Section 9.2.

Person. Any individual, corporation, limited liability company, partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

Pledge Documents. Collectively, the Deed of Pledge, the Share Charge, each additional pledge document executed and delivered pursuant to Section 8.13(c)(iii) and all instruments and documents required to be executed and delivered pursuant to the foregoing.

PMP. A professional market party as defined in the Dutch Banking Act Exemption Regulation (which includes (among others) (i) duly supervised banks, insurance companies, securities institutions, investment institutions and pension funds in the European Economic Area, Hungary, Monaco, Poland, Puerto Rico, Saudi Arabia, Slovakia, the Czech Republic, Turkey, South Korea, the United States, Japan, Australia, Canada, Mexico, New Zealand or Switzerland, (ii) central governments, central banks and international and supranational organizations, (iii) enterprises with (on their most recent year-end balance sheet date) consolidated total assets of at least EUR 500,000,000, (iv) enterprises (A) with (on their most recent year-end balance sheet date) consolidated equity of at least EUR 10,000,000, and (B) which have been active on the financial markets at least twice a month (on average) during the last two years, and (v) enterprises which have a rating (or which have issued securities having a rating) from Moody’s. S&P, Fitch or another rating agency accepted by the Dutch Central Bank (De Nederlandsche Bank N.V.)).

Principal Financial Center. With respect to any Currency, the principal financial center of the country of issue of such Currency or in which such Currency is ultimately settled, as determined by the Administrative Agent in its reasonable discretion and notified to the Domestic Borrowing Administrator, Foreign Borrowing Administrator and Lenders.

Quarterly Date. The first Business Day of each January, April, July and October of each calendar year.

RCRA. Shall have the meaning given to that term in Section 7.18(a).

Real Estate. With respect to any Obligor, all real property at any time owned or leased (as lessee or sublessee) by such Obligor or any of its Subsidiaries.

Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.

Reference Banks. JPMorgan Chase, Citibank, N.A. and HSBC.

Reference Period. As of any date, the period of four (4) consecutive fiscal quarters of LTI and its Subsidiaries ending on such date or, if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period).

Register. Shall have the meaning given to that term in Section 15.3.

Reimbursement Obligation. The Domestic Borrowers’ joint and several obligation to reimburse amounts paid by the respective LC Issuer in respect of any drawing under any Letter of Credit as provided in Section 4.2.

Related Parties. With respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

Replacement Lender. Shall have the meaning given to that term in Section 5.11.

Replacement Notice. Shall have the meaning given to that term in Section 5.11.

Required Lenders. As of any date, (i) if two (2) or less Lenders are party to this Credit Agreement, all such Lenders, or (ii) if three (3) or more Lenders are party to this Credit Agreement, Lenders having Total Percentages aggregating more than fifty percent (50%) on such date.

Required Net Worth. Shall mean:

(a) for the fiscal year of LTI ending on December 31, 2004, $42,000,000; and

(b) for each fiscal year of LTI ending thereafter, an amount equal to the sum of (1) fifty percent (50%) of positive Consolidated Net Income for the preceding fiscal year plus (2) the Required Net Worth for the preceding fiscal year.

Restricted Payment. (a) any dividend or other Distribution, direct or indirect, on account of any shares of any class of Capital Stock of LTI or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of LTI or any of its Subsidiaries, now or hereafter outstanding, or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of LTI or any of its Subsidiaries, now or hereafter outstanding.

Revaluation Date. With respect to any Revolving Credit Loan or Letter of Credit, each of the following: (a) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by the LC Issuer under any Letter of Credit denominated in an Alternative Currency, (d) each date of any Loan Request for a Foreign Revolving Credit Loan denominated in an Alternative Currency, (e) for purposes of determining whether the amount of any borrowing of Foreign Revolving Credit Loans, together with all other Foreign Revolving Credit Loans then outstanding, would exceed the Total Foreign Commitment, the date of such borrowing of such Foreign Revolving Credit Loans, (f) the last day of each calendar month, and (g) on a daily basis in accordance with the customary practices of the Administrative Agent for multicurrency facilities similar to that provided under this Credit Agreement.

Revolving Credit Loans. Domestic Revolving Credit Loans and Foreign Revolving Credit Loans made or to be made by the Lenders to the Domestic Borrowers and the Foreign Borrowers, respectively, pursuant to Section 2.1 of this Credit Agreement.

Revolving Credit Note Record. A Record with respect to a Revolving Credit Note.

Revolving Credit Notes. The Domestic Revolving Credit Notes and the Foreign Revolving Credit Notes.

SARA. Shall have the meaning given to that term in Section 7.18(a).

Same Day Funds. (a) With respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in any Alternative Currency, same day or other funds as may be reasonably determined by the Administrative Agent, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

SEC Filings. All registration statements and regular periodic reports that LTI shall have filed with the U.S. Securities and Exchange Commission or any national securities exchange.

Security Agreement. The Security Agreement, dated as of the Closing Date, by and among the Domestic Borrowers, the other Grantors party thereto, HSBC, Wachovia and the Administrative Agent.

Security Documents. The Security Agreement, the Intellectual Property Security Agreements, all Pledge Documents and all Uniform Commercial Code financing statements required to be executed and delivered pursuant to any Security Document.

Share Charge. The Share Charge for Lionbridge Technologies Ireland Ltd., dated as of the Closing Date, among VeriTest, Lionbridge Technologies Ireland Ltd., the Lenders and the Administrative Agent.

S&P. Standard & Poor’s Ratings Group.

Spot Rate. For a Currency, means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such Currency with another Currency through its principal foreign exchange trading office at approximately 11:00 A.M. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution such as, or similar to, the Reference Banks and designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such Currency; and provided further that the Administrative Agent may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit or Foreign Revolving Credit Loan denominated in an Alternative Currency.

Sterling. The lawful currency of the United Kingdom.

Subordinated Debt. Unsecured Indebtedness of any Obligor or any of its Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by a written instrument containing subordination provisions in form and substance approved by the Required Lenders in writing (such approval not to be unreasonably withheld or delayed).

Structuring Fee. Shall have the meaning given to that term in Section 5.1.

Subsidiary. Any corporation, limited liability company, association, trust, or other business entity of which the designated parent shall at any time own or hold directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock or a majority of the voting rights of the outstanding Voting Stock.

Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

Total Commitment. The sum of the Dollar Equivalent of the Total Domestic Commitments and the Total Foreign Commitments, as in effect from time to time.

Total Domestic Commitment. The sum of the Dollar Equivalent of the Domestic Commitments of the Lenders, as in effect from time to time.

Total Foreign Commitment. The sum of the Dollar Equivalent of the Foreign Commitments of the Lenders, as in effect from time to time.

Total Percentage. With respect to each Lender, as of any date of determination, the percentage equivalent of a fraction, the numerator of which is the amount of such Lender’s Commitment (or, if the Commitments have been terminated, the sum of the outstanding principal amount of Revolving Credit Advances held by such Lender, such Lender’s Commitment Percentage of the Unpaid Reimbursement Obligations, and such Lender’s Commitment Percentage of the Maximum Draw Amount of Letters of Credit), and the denominator of which is the Total Commitments or, if the Commitments have been terminated, the sum of the outstanding principal amount of the Revolving Credit Advances, the Unpaid Reimbursement Obligations, and the Maximum Draw Amount of Letters of Credit.

Trading With the Enemy Act. Shall have the meaning given to that term in Section 7.22.

Type. As to any Revolving Credit Loan, its nature as a Base Rate Loan, an IBOR Rate Loan or a LIBOR Rate Loan.

Underlying Debt(s). In relation to LTI and at any given time, each amount (whether matured or not) owing by LTI at that time to a Lender under the Loan Documents (other than its Parallel Debt).

Uniform Customs. Shall have the meaning given to that term in Section 4.1.3.

Unused Domestic Commitment. At any time, (a) the Total Domestic Commitment minus (b) the aggregate principal amount outstanding of all Domestic Revolving Credit Loans outstanding at such time minus (c) the Dollar Equivalent of the Maximum Draw Amount minus (d) the Dollar Equivalent of all Unpaid Reimbursement Obligations.

Unused Foreign Commitment. At any time, (a) the Total Foreign Commitment minus (b) the Dollar Equivalent of the aggregate principal amount outstanding of all Foreign Revolving Credit Loans outstanding at such time.

Unused Total Commitment. At any time, (a) the Total Commitment minus (b) the Dollar Equivalent of the aggregate principal amount outstanding of all Loans outstanding at such time, minus (c) the Dollar Equivalent of the Maximum Draw Amount, minus (d) the Dollar Equivalent of all Unpaid Reimbursement Obligations.

Unused Line Fee. Shall have the meaning given to that term in Section 2.2.

Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Domestic Borrowers do not reimburse the LC Issuer and the Lenders on the date specified in, and in accordance with, Section 4.2.

Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, limited liability company, partnership, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

Wachovia. Wachovia Bank, National Association, a national banking association, in its individual capacity.

Yen. The lawful currency of Japan.

1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code as in effect in the State of New York.

(i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Obligors and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agents or any Lender’s involvement in the preparation of such documents.

(m) Any reference to a Lender in connection with a Hedging Agreement in the Loan Documents shall also include any counterparty that was a Lender at the time such Hedging Agreement was entered into, even if that counterparty should subsequently cease to be a Lender hereunder, so long as such Hedging Agreement remains in effect.

1.3 Revolving Credit Loan and Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Revolving Credit Loan or the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Revolving Credit Loan or Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any issuer document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.4 Exchange Rates; Currency Equivalents.

1.4.1. The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Foreign Revolving Credit Loans and Letters of Credit denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

1.4.2. Wherever in this Agreement in connection with the advance of a Foreign Revolving Credit Loan or an issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Foreign Revolving Credit Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent in accordance with this Credit Agreement.

1.5 Additional Alternative Currencies.

1.5.1. The Foreign Borrowing Administrator, for and on behalf of the Foreign Borrowers, may from time to time request that Foreign Revolving Credit Loans be advanced, and the Domestic Borrowing Administrator, for and on behalf of the Domestic Borrowers, may from time to time request that Letters of Credit be issued, in a Currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested Currency is a lawful Currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Any such request shall be subject to the approval of the Administrative Agent, the Required Lenders and (with respect to issuance of Letters of Credit in such a Currency) the LC Issuer of the requested Letters of Credit.

1.5.2. Any such request shall be made to the Administrative Agent not later than 11:00 A.M., twenty (20) Business Days (or such shorter time or date as may be agreed by the Administrative Agent and the Required Lenders, in its or their reasonable discretion) prior to the date of the desired Foreign Revolving Credit Loans or Letter of Credit, as applicable. The Administrative Agent shall promptly notify the Lenders thereof. The Required Lenders and, if applicable, LC Issuer, shall notify the Administrative Agent, not later than 11:00 A.M., ten (10) Business Days (or such shorter time or date as may be agreed by the Administrative Agent and the Required Lenders, in its or their reasonable discretion) after receipt of such request, whether it consents to the making of the issuance of Letters of Credit in such requested Currency.

1.5.3. Any failure by the Required Lenders or LC Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the Required Lenders or LC Issuer, as applicable, to permit the requested Foreign Revolving Credit Loans or Letters of Credit to be advanced or issued in such requested Currency. If the Administrative Agent, Required Lenders and (with respect to Letters of Credit) relevant LC Issuer consent to the advance of Foreign Revolving Credit Loans and/or Letters of Credit in such requested Currency, the Administrative Agent shall so notify both Borrowing Administrators, and such Currency shall thereupon be deemed to be an Alternative Currency for all purposes of the Loan Documents. If the Administrative Agent, Required Lenders or LC Issuer shall fail to consent to any request for an additional Currency under this Section 1.5, the Administrative Agent shall promptly so notify both Borrowing Administrators.

1.6 Change of Currency.

1.6.1. Each obligation of a Borrower to make a payment denominated in the national Currency unit of any member state of the European Union that adopts the Euro as its lawful Currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the Currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that Currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful Currency; provided, that with respect to any Loans denominated in such Currency that is outstanding immediately before such date, such replacement shall take effect at the end of the Interest Period therefor.

1.6.2. Each provision of this Agreement shall be, with the prior written consent of the Obligors, subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

2. THE REVOLVING CREDIT FACILITY.

2.1 Commitment to Lend.

2.1.1. Domestic Revolving Credit Loans. Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Domestic Borrowers, and the Domestic Borrowers may borrow, repay, and reborrow from time to time, from the Closing Date up to but not including the Maturity Date, upon notice by the Domestic Borrowing Administrator on behalf of the Domestic Borrowers to the Administrative Agent given in accordance with Section 2.6, such sums in Dollars as are requested by the Domestic Borrowers (each, a “Domestic Revolving Credit Loan”) in an aggregate principal amount outstanding (as to all Domestic Borrowers) not exceeding at any one time the amount of such Lender’s Domestic Commitment minus such Lender’s Commitment Percentage of the sum of the Maximum Draw Amount and all Unpaid Reimbursement Obligations; provided that at the time of the making of such Domestic Revolving Credit Loan and after giving effect thereto, the sum of the then outstanding principal amounts of all Domestic Revolving Credit Loans plus the Maximum Draw Amount plus all Unpaid Reimbursement Obligations shall not exceed the Total Domestic Commitment. The Domestic Revolving Credit Loans made pursuant to this Section 2.1.1 shall be made pro rata in accordance with each Lender’s Commitment Percentage.

2.1.2. Foreign Revolving Credit Loans. Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Foreign Borrowers, and the Foreign Borrowers may borrow, repay, and reborrow from time to time, from the Closing Date up to but not including the Maturity Date, upon notice by the Foreign Borrowing Administrator on behalf of the Foreign Borrowers to the Administrative Agent given in accordance with Section 2.6, such sums in Dollars or one or more Alternative Currencies as are requested by the Foreign Borrowers (each, a “Foreign Revolving Credit Loan”) in an aggregate principal amount outstanding (as to all Foreign Borrowers) not exceeding at any one time the amount of such Lender’s Foreign Commitment; provided that at the time of the making of such Foreign Revolving Credit Loan and after giving effect thereto, the sum of the then outstanding principal amounts of all Foreign Revolving Credit Loans shall not at any time exceed the Total Foreign Commitment. The Foreign Revolving Credit Loans made pursuant to this Section 2.1.2 shall be made pro rata in accordance with each Lender’s Commitment Percentage.

2.2 Unused Line Fees. The Domestic Borrowers agree to pay to the Administrative Agent for account of each Lender an unused line fee (the “Domestic Unused Line Fee”) on the average daily unused amount of such Lender’s Total Percentage of the Unused Domestic Commitment, from and including the Closing Date (or, in the case of a Lender that becomes a Lender after the date hereof pursuant to Section 15.2, the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender) to but excluding the date on which such Lender’s Commitment terminates, at a rate per annum equal to the Applicable Margin. The Foreign Borrowers agree to pay to the Administrative Agent for account of each Lender an unused line fee (the “Foreign Unused Line Fee” and, together with the Domestic Unused Line Fee, the “Unused Line Fees”) on the average daily unused amount of such Lender’s Total Percentage of the Unused Foreign Commitment, from and including the Closing Date (or, in the case of a Lender that becomes a Lender after the date hereof pursuant to Section 15.2, the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender) to but excluding the date on which such Lender’s Commitment terminates, at a rate per annum equal to the Applicable Margin. Accrued Unused Line Fees shall be payable in arrears on each Quarterly Date and on the date on which the Commitment of any Lender terminates, commencing on the first such date to occur after the date hereof. All Unused Line Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.3 Foreign Credit Increase. The Borrowers shall have the option, exercisable no more than two (2) times during each calendar year upon at least ten (10) Business Days’ prior irrevocable written notice (“Notice of Foreign Credit Increase”) from the Domestic Borrowing Administrator and the Foreign Borrowing Administrator to the Administrative Agent, to decrease the Total Domestic Commitment and increase the Total Foreign Commitment by a corresponding amount (each such increase in the Total Foreign Commitment, a “Foreign Credit Increase”) by up to $5,000,000 in the aggregate; provided, that (i) each such Foreign Credit Increase shall be in the amount of at least $500,000 or in multiples of $100,000 in excess thereof and (ii) immediately prior to and after giving effect to each Foreign Credit Increase, no Default or Event of Default shall have occurred and be continuing, and the Domestic Borrowing Administrator and the Foreign Borrowing Administrator shall have delivered to the

Administrative Agent a statement certifying as to the absence of a Default or Event of Default. Subject to the immediately preceding sentence, each Lender agrees that, as of the effective date of such Foreign Credit Increase specified in the applicable Notice of Foreign Credit Increase, (a) such Lender’s Foreign Commitment shall be automatically increased by an amount equal to such Lender’s Commitment Percentage of the amount of such Foreign Credit Increase and (b) such Lender’s Domestic Commitment shall be permanently reduced by an amount equal to such Lender’s Commitment Percentage of the amount of such Foreign Credit Increase. No reduction in the Total Domestic Commitment effected pursuant to this Section 2.3 may be reinstated.

2.4 The Revolving Credit Notes.

2.4.1. Domestic Revolving Credit Notes. The Domestic Revolving Credit Loans made by each Lender shall be evidenced by a single promissory note of the Domestic Borrowers in substantially the form of Exhibit A hereto (each, a “Domestic Revolving Credit Note”), dated the Closing Date (or such other date on which a Lender may become a party hereto in accordance with Section 15.2 hereof), payable to the order of such Lender in a principal amount equal to such Lender’s Domestic Commitment or, if less, the outstanding amount of all Domestic Revolving Credit Loans made by such Lender, plus interest accrued thereon, and otherwise completed with appropriate insertions. Each Domestic Revolving Credit Note shall evidence the joint and several obligation of the Domestic Borrowers to pay the amount of each Lender’s Domestic Commitment or, if less, such Lender’s pro rata share of the aggregate unpaid principal amount of all Domestic Revolving Credit Loans made to the Domestic Borrowers, together with interest thereon as prescribed in Section 2.5. The Domestic Borrowers irrevocably authorize each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Domestic Revolving Loan or at the time of receipt of any payment of principal on such Lender’s Domestic Revolving Credit Notes, an appropriate notation on such Lender’s Revolving Credit Note Record reflecting the principal amount of, interest rate on and duration of Interest Period of each such Domestic Revolving Credit Loan or (as the case may be) the receipt of each such payment. Absent manifest error, the outstanding amount of the Domestic Revolving Credit Loans set forth on such Lender’s Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Domestic Revolving Credit Note to make payments of principal of or interest on any Domestic Revolving Credit Note when due.

2.4.2. Foreign Revolving Credit Notes. The Foreign Revolving Credit Loans made by each Lender shall be evidenced by a single promissory note of the Foreign Borrowers in substantially the form of Exhibit B hereto (each, a “Foreign Revolving Credit Note”), dated the Closing Date (or such other date on which a Lender may become a party hereto in accordance with Section 15 hereof), payable to the order of such Lender in a principal amount in Dollars equal to such Lender’s Foreign Commitment or, if less, the outstanding Dollar Equivalent amount of all Foreign Revolving Credit Loans made by such Lender, plus interest accrued thereon, and otherwise completed with appropriate insertions. Each Foreign Revolving Credit Note shall evidence the joint and several obligations of the Foreign Borrowers to pay the amount of each Lender’s Foreign Commitment or, if less, such Lender’s pro rata shares of the aggregate unpaid principal amount of all Domestic Revolving Credit Loans made to the Foreign Borrowers, together with interest thereon as prescribed in Section 2.5. Any Foreign Revolving Credit Note issued by Lionbridge BV will not be issued in a denomination of less than the Dollar Equivalent of EUR 50,000. The Foreign Borrowers irrevocably authorize each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Foreign Revolving Credit Loan or at the time of receipt of any payment of principal on such Lender’s Foreign Revolving Credit Notes, an appropriate notation on such Lender’s Revolving Credit Note Record reflecting the principal amount of, interest rate on and duration of Interest Period of each such Foreign Revolving Credit Loan or (as the case may be) the receipt of each such payment. Absent manifest error, the outstanding Dollar Equivalent amount of the Foreign Revolving Credit Loans set forth on such Lender’s Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Foreign Borrowers hereunder or under any Foreign Revolving Credit Note to make payments of principal of or interest on any Foreign Revolving Credit Note when due.

2.5 Interest on Revolving Credit Loans. Except as otherwise provided in Section 5.10, the Domestic Borrowers shall pay interest on the unpaid principal amount of each Domestic Revolving Credit Loan made by each Lender to the Domestic Borrowers, and the Foreign Borrowers shall pay interest on the unpaid principal amount of each Foreign Revolving Credit Loan made by each Lender to the Foreign Borrowers, in the Currency of such Revolving Credit Loan, from the date of such Revolving Credit Loan until such principal amount shall be paid in full, at the following rates per annum:

(a) If such Revolving Credit Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate plus the Applicable Margin, payable quarterly in arrears on the first Quarterly Date after the Drawdown Date of such Base Rate Loan and on each Quarterly Date thereafter, without notice or demand, so long as such Base Rate Loan remains outstanding or until such Base Rate Loan is converted to a LIBOR Rate Loan or IBOR Rate Loan in accordance with the provisions of this Agreement.

(b) If such Revolving Credit Loan is a LIBOR Rate Loan, for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period therefor, at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin, payable in arrears on each Interest Payment Date for such LIBOR Rate Loan.

(c) If such Revolving Credit Loan is an IBOR Rate Loan, for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period therefor, at a rate per annum equal to the IBOR Rate for such Interest Period plus the Applicable Margin, payable in arrears on each Interest Payment Date for such IBOR Rate Loan.

2.6 Requests for Revolving Credit Loans. To request a Revolving Credit Loan, the Domestic Borrowing Administrator, on behalf of the Domestic Borrowers, and the Foreign

Borrowing Administrator, on behalf of the Foreign Borrowers, shall give written notice to the Administrative Agent (or telephonic notice confirmed in a writing in form acceptable to the Administrative Agent and signed by the Domestic Borrowing Administrator or Foreign Borrowing Administrator, as applicable) of each Revolving Credit Loan requested hereunder (each, a “Loan Request”) no less than (a) one (1) Business Day prior to the proposed Drawdown Date of any Base Rate Loan and (b) three (3) Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan or any IBOR Rate Loan. Each such written Loan Request shall be substantially in the form of Exhibit C and shall be delivered by facsimile; provided, the Borrowing Administrators have executed and delivered to the Administrative Agent a Facsimile Indemnity Letter as required by the Administrative Agent. Each such telephonic and written Loan Request shall be irrevocable and shall specify the following information:

i.	the names of the Borrowers of such Revolving Credit Loans;

ii.	the aggregate amount of the requested Revolving Credit Loans;

iii.	whether such Loans are Domestic Revolving Credit Loans and/or Foreign Revolving Credit Loans;

iv.	the Drawdown Dates, which shall be a Business Day;

v.	whether such Loans are to be Base Rate Loans, LIBOR Rate Loans and/or IBOR Rate Loans;

vi.	in the case of LIBOR Rate Loans or IBOR Rate Loans, the duration of the initial Interest Period to be applicable thereto;

vii.	in the case of Foreign Revolving Credit Loans, the Currency of such Foreign Revolving Credit Loans; and

viii.	the location and number of the account to which funds are to be disbursed.

If no election as to the Type of Revolving Credit Loan is specified, then the requested Revolving Credit Loan shall be a Base Rate Loan. If no Currency is specified with respect to any Foreign Revolving Credit Loan, then the requested Foreign Revolving Credit Loan shall be advanced in Dollars. If no Interest Period is specified with respect to any requested LIBOR Rate Loan or IBOR Rate Loan, then the requesting Borrowers shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Loan Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Loan. Each Loan Request shall be irrevocable and binding on the requesting Borrowers. Each Loan Request shall be for a minimum aggregate amount of $500,000 or an integral multiple of $100,000 in excess thereof.

2.7 Conversion Options.

2.7.1. Conversion to Different Type of Revolving Credit Loan. The Domestic Borrowing Administrator, on behalf of any Domestic Borrower, and the

Foreign Borrowing Administrator, on behalf of any Foreign Borrower, may elect from time to time to convert any outstanding Domestic Revolving Credit Loan or Foreign Revolving Credit Loan, as applicable, to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a LIBOR Rate Loan or an IBOR Rate Loan to a Base Rate Loan, the applicable Borrowing Administrator shall give the Administrative Agent at least one (1) Business Day’s prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan or an IBOR Rate Loan, the applicable Borrowing Administrator shall give the Administrative Agent at least three (3) Business Days’ prior written notice of such election; (c) with respect to any such conversion of a LIBOR Rate Loan or an IBOR Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period therefor; (d) no Domestic Borrower may convert a Domestic Revolving Credit Loan to an IBOR Rate Loan; (e) no Foreign Borrower may convert a Foreign Revolving Credit Loan denominated in an Alternative Currency to a LIBOR Rate Loan or a Base Rate Loan and (f) no Revolving Credit Loan may be converted into a LIBOR Rate Loan or an IBOR Rate Loan if, with the consent or at the request of the Required Lenders, the Administrative Agent has accelerated payment of the Loans pursuant to clause (1) of Section 13.1(n) and such acceleration has not been rescinded by the Required Lenders. To make an election pursuant to this Section, the applicable Borrowing Administrator shall notify the Administrative Agent of such election by telephone by the time that a Loan Request would be required under Section 2.6 if such Borrowing Administrator were requesting a Revolving Credit Loan of the Type so elected. Each such telephonic Conversion Request shall be confirmed promptly in writing (whether by facsimile or email) in a form reasonably satisfactory to the Administrative Agent and signed by the applicable Borrowing Administrator. On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into Revolving Credit Loans of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $500,000 or an integral multiple of $100,000 in excess thereof. Each Conversion Request relating to the conversion of a Revolving Credit Loan to a LIBOR Rate Loan or an IBOR Rate Loan shall be irrevocable by the applicable Borrowers or Borrowing Administrator.

2.7.2. Continuation of Type of Revolving Credit Loan. Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the applicable Borrowing Administrator with the notice provisions contained in Section 2.7.1; provided that no LIBOR Rate Loan or IBOR Rate Loan may be continued as such if (with the consent or at the request of the Required Lenders) the Administrative Agent has accelerated payment of the Loans pursuant to clause (1) of Section 13.1(n) and such acceleration has not been rescinded by the Required Lenders, but shall be automatically converted to a Base Rate Loan denominated in the Dollar Equivalent on the last day of the first Interest Period relating thereto ending during the continuance of any such acceleration. In the event that a Borrowing Administrator fails to provide a timely notice with respect to the continuation of any LIBOR Rate Loan or IBOR Rate Loan as such before the end of the Interest Period therefor, then the applicable Borrowers shall be deemed to have selected an Interest Period of the same duration as the Interest Period then in effect. The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this Section 2.7.2 is scheduled to occur.

2.8 Funds for Revolving Credit Loan.

2.8.1. Funding Procedures. Not later than 11:00 a.m. (Charlotte, North Carolina time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in Same Day Funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Lender of such amount, and subject to the satisfaction of the conditions set forth in Sections 10 and 11, to the extent applicable, the Administrative Agent will make available to the Domestic Borrowing Administrator (in the case of Domestic Revolving Credit Loans) and to the Foreign Borrowing Administrator (in the case of Foreign Revolving Credit Loans) the aggregate amount of such Revolving Credit Loans made available to the Administrative Agent by the Lenders, by promptly crediting such amount, in like funds, to the account specified in the applicable Loan Request. The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender’s Commitment Percentage of any requested Revolving Credit Loans.

2.8.2. Advances by Administrative Agent. The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Domestic Borrowing Administrator or the Foreign Borrowing Administrator, as applicable, a corresponding amount. If any Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount of such Lender’s Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender’s Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Administrative Agent, and the denominator of which is 360. A statement of the Administrative Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender. If the amount of such Lender’s Commitment Percentage of such Revolving Credit Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrowers on demand, with interest thereon, for each day from the date such amount is made available to such Borrowers until the date such amount is repaid to the Administrative Agent, at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

3. REPAYMENT OF THE REVOLVING CREDIT LOANS.

3.1 Maturity. The Domestic Borrowers promise to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, the full principal amount of all Domestic Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon, to the Administrative Agent for the pro rata account of the Lenders. The Foreign Borrowers promise to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, the full principal amount of all Foreign Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon, to the Administrative Agent for the pro rata account of the Lenders.

3.2 Certain Mandatory Prepayments.

3.2.1. On a daily basis and upon receipt by the Administrative Agent of a Currency Valuation Notice, the Administrative Agent shall promptly determine (a) the then aggregate outstanding principal amount of all Revolving Credit Loans, (b) the then aggregate outstanding principal amounts of all Foreign Revolving Credit Loans (the “Foreign Revolving Credit Exposure”) and (c) the then aggregate amount of all LC Liabilities, for which purpose the outstanding principal amount of any Foreign Revolving Credit Loan, and the outstanding amount of any LC Liabilities, denominated in any Alternative Currency shall be deemed to be the Dollar Equivalent (determined on the Business Day on which the Administrative Agent shall have received such Currency Valuation Notice prior to 11:00 a.m. New York time (or, if received by the Administrative Agent after such time on any Business Day, as of the next succeeding Business Day), or as of such Quarterly Date, as the case may be), of the amount of such outstanding principal of Foreign Revolving Credit Loans and of such LC Liabilities. The Administrative Agent shall promptly notify the Borrowing Administrators and the Lenders of such determination. The Administrative Agent may, but shall not be required to, make more than one valuation determination pursuant to Currency Valuation Notices within any rolling three-month period.

3.2.2. If, on the date of such determination, the Foreign Revolving Credit Exposure exceeds the Total Foreign Commitment, the Foreign Borrowers shall, promptly but in any event within five Business Days of the receipt by the Foreign Borrowing Administrator of a written request by any Lender (through the Administrative Agent), prepay Foreign Revolving Credit Loans in an amount so that after giving effect thereto the Foreign Revolving Credit Exposure (determined as set forth above) does not exceed the Total Foreign Commitment, together with any amounts payable under Section 5.9.

3.2.3. If, on the date of such determination, the aggregate amount of all LC Liabilities exceeds $10,000,000, the Domestic Borrowers shall, promptly but in any event within five Business Days of the receipt by the Domestic Borrowing Administrator of a written request by any Lender (through the Administrative Agent), deliver to the Administrative Agent cash in the amount of such excess to be held by the Administrative Agent for the benefit of the Lenders as cash collateral for the LC Liabilities, such cash collateral to be released and returned to the Domestic Borrowing Administrator at such time as the aggregate amount of all LC Liabilities (determined as set forth above) does not exceed $10,000,000.

3.2.4. Each prepayment of Foreign Revolving Credit Loans pursuant to this Section 3.2 shall be allocated ratably among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Foreign Revolving Credit Notes, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

3.3 Optional Prepayments of Revolving Credit Loans. The Domestic Borrowers and the Foreign Borrowers shall have the right, at their election, to prepay the outstanding amount of the Domestic Revolving Credit Loans and Foreign Revolving Credit Loans, respectively, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans or IBOR Rate Loans pursuant to this Section 3.3 may be made only on the last day of the Interest Period relating thereto. The applicable Borrowing Administrator shall give the Administrative Agent, no later than 10:00 a.m., Charlotte, North Carolina time, at least one (1) Business Day prior written notice of any proposed prepayment pursuant to this Section 3.3 of Base Rate Loans, and three (3) Business Days’ notice of any proposed prepayment pursuant to this Section 3.3 of LIBOR Rate Loans or IBOR Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Revolving Credit Loans shall be in an amount of $500,000 or an integral multiple of $100,000 in excess thereof (or, if less, the entire amount of the outstanding Revolving Credit Loans), shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of contrary instructions by the applicable Borrowing Administrator, first to the principal of Base Rate Loans, and then ratably to the principal of LIBOR Rate Loans and IBOR Rate Loans. Each prepayment of Revolving Credit Loans pursuant to this Section 3.3 shall be allocated ratably among the Lenders.

3.4 Parallel Debt.

(a) Without prejudice to the other provisions of the Loan Documents and solely for purposes of ensuring the validity and binding effect of any security interest governed by Dutch law and granted or to be granted by LTI pursuant to the Loan Documents, LTI undertakes, as a separate and independent obligation to the Administrative Agent, to pay to the Administrative Agent LTI’s Parallel Debt.

(b) For the avoidance of doubt, the parties hereto confirm that Section 3.4(a) means that (without prejudice to the other provisions of this Section 3.4), upon any outstanding amounts and other amounts under this Credit Agreement (the “Accelerated Amounts”) being declared due and payable, a portion of the Parallel Debt in the same amount as the Accelerated Amounts shall be due and payable on terms which are the same as the terms applying to the Accelerated Amounts.

(c) (i) LTI may not pay its Parallel Debt other than at the instruction of, and in the manner determined by, the Administrative Agent.

(ii) Without prejudice to paragraph (c)(i) hereinabove, LTI shall be obliged to pay its Parallel Debt (or, if its Underlying Debts are due at different times, amounts of its Parallel Debt corresponding to each such Underlying Debt) only when its Underlying Debts have become due in accordance with the Loan Documents.

(d) Any payment made, or amount recovered, in respect of LTI’s Parallel Debt shall reduce LTI’s Underlying Debt to any Lender by the amount which that Lender is entitled to receive out of such payment or recovery under the Loan Documents.

4. LETTERS OF CREDIT.

4.1 Letter of Credit Commitments.

4.1.1. Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof, and the execution and delivery by the Domestic Borrowing Administrator to any Lender hereunder as selected by the applicable Domestic Borrower(s) (the “LC Issuer”) of a letter of credit application for and on behalf of one or more Domestic Borrowers on the LC Issuer’s customary form therefor (a “Letter of Credit Application”), the LC Issuer on behalf of the Lenders, and in reliance upon the agreement of the Lenders set forth in Section 4.1.4 and upon the representations and warranties of the Obligors (other than the Foreign Borrowers) contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of one or more of the Domestic Borrowers one or more standby or commercial letters of credit in Dollars or an Alternative Currency (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Domestic Borrowing Administrator for and on behalf of one or more of the Domestic Borrowers and agreed to by the LC Issuer; provided, however, that, after giving effect to such request, (a) the sum of the Dollar Equivalent of the aggregate Maximum Draw Amount and all Unpaid Reimbursement Obligations shall not exceed $10,000,000 at any one time and (b) the sum of (i) the Dollar Equivalent of the Maximum Draw Amount under all Letters of Credit plus all Unpaid Reimbursement Obligations and (ii) the outstanding principal amount of all Domestic Revolving Credit Loans shall not exceed the Total Domestic Commitment at such time. Notwithstanding the foregoing, the LC Issuer shall have no obligation to issue any Letter of Credit for the account of any Foreign Borrower. Letters of Credit issued hereunder shall constitute utilization of the Domestic Commitments.

4.1.2. Letter of Credit Applications. To request the issuance of a Letter of Credit (or the amendment, extension or renewal of an outstanding Letter of Credit), the Domestic Borrowing Administrator, on behalf of the applicable requesting Domestic Borrower(s), shall deliver to the Administrative Agent and the selected LC Issuer, reasonably in advance of the requested date of issuance, amendment, extension or renewal, an applicable Letter of Credit Application. Each Letter of Credit Application shall be completed to the satisfaction of the LC Issuer, on a form and accompanied by any required documentation satisfactory to the LC Issuer, which shall include, without limitation, the name of the Letter of Credit applicant, the name of the Letter of Credit beneficiary, the name of the Letter of Credit account party or parties, the expiry date of the Letter of Credit, the Currency in which such Letter of Credit shall be issued, and other terms and conditions relevant thereto. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

4.1.3. Terms of Letters of Credit. Each Letter of Credit issued, amended, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date the earlier of (i) one year from the date such Letter of Credit is issued, extended or renewed, and (ii) the date which is ten (10) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the LC Issuer in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the “Uniform Customs”) or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the LC Issuer in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

4.1.4. Reimbursement Obligations of Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by an LC Issuer, and without any further action on the part of such LC Issuer or the Lenders, such LC Issuer hereby grants to each Lender, and each Lender hereby acquires from such LC Issuer, a participation in such Letter of Credit equal to such Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit.

Each Lender (other than the LC Issuer) severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender’s Commitment Percentage, to reimburse the LC Issuer on demand for the amount of each draft paid by the LC Issuer under each Letter of Credit to the extent that such amount is not reimbursed by the Domestic Borrowers pursuant to Section 4.2 (such agreement for a Lender being called herein the “Letter of Credit Participation” of such Lender).

4.1.5. Participations of Lenders. Each such payment made by a Lender shall be treated as the purchase by such Lender of a participating interest in the Domestic Borrowers’ Reimbursement Obligation under Section 4.2 in an amount equal to such payment. Each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to Section 4.2.

4.2 Reimbursement Obligation of the Domestic Borrowers. In order to induce each LC Issuer to issue, amend, extend and renew each Letter of Credit and the Lenders to participate therein, the Domestic Borrowers hereby jointly and severally agree to reimburse and pay to each LC Issuer, for the account of such LC Issuer, with respect to each Letter of Credit issued, amended, extended or renewed by such LC Issuer hereunder:

(a) except as otherwise expressly provided in Section 4.2(b), on the Business Day that the Domestic Borrowing Administrator receives notice from such LC Issuer that such LC Issuer has made a payment pursuant to a Letter of Credit (an “LC Disbursement”), if such notice is received before 1:00 p.m. New York time, or if such notice is received after such time, on the Business Day immediately after the day that the Domestic Borrowing Administrator receives such notice, an amount equal to such LC Disbursement; provided, that if such LC Disbursement is greater than $500,000 (or the Dollar Equivalent thereof), the Domestic Borrowing Administrator may, subject to the conditions set forth in Section 11, request that such payment be financed with a borrowing of Domestic Revolving Credit Loans in an equivalent aggregate amount (or, with respect to an LC Disbursement made in an Alternative Currency, the Dollar Equivalent of such LC Disbursement amount) and, to the extent so financed, the Domestic Borrowers’ obligation to make such payment shall be discharged and replaced with the resulting Domestic Revolving Credit Loans; and

(b) upon a reduction (but not termination) of the Total Domestic Commitment to an amount less than the Maximum Draw Amount, an amount equal to such difference, shall be delivered to and held by the Administrative Agent for the benefit of the Lenders and the LC Issuer as cash collateral for all Reimbursement Obligations owing to such LC Issuer.

Each such payment shall be made to the LC Issuer in immediately available funds. Interest on any and all amounts remaining unpaid by the Domestic Borrowers under this Section 4.2 at any time from the date such amounts become due and payable (whether as stated in this Section 4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the LC Issuer on demand at the rate specified in Section 6.10 for overdue principal on the Revolving Credit Loans.

4.3 Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the LC Issuer shall notify the Domestic Borrowing Administrator of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Domestic Borrowers fail to reimburse the LC Issuer as provided in Section 4.2 on or before the date that such draft is paid or other payment is made by the LC Issuer, the LC Issuer may at any time thereafter notify the Lenders of the amount of any such Unpaid Reimbursement

Obligation. No later than 3:00 p.m. (Buffalo, New York time) on the Business Day next following the receipt of such notice, each Lender shall make available to the LC Issuer, at the LC Issuer’s Office, in Same Day Funds, such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the LC Issuer for federal funds acquired by the LC Issuer during each day included in such period (or, if such Lender does not pay its Commitment Percentage within three (3) days after it is payable hereunder, the Base Rate for all days commencing on the day that such amount was payable by such Lender), times (b) the amount equal to such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the LC Issuer paid the draft presented for honor or otherwise made payment to the date on which such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the LC Issuer, and the denominator of which is 360. The responsibility of the LC Issuer to the Domestic Borrowers and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity with such Letter of Credit; provided, that the foregoing shall not be construed to excuse any LC Issuer from liability to the Domestic Borrowers or Guarantors to the extent of any direct damages (as opposed to consequential damages) suffered by any Domestic Borrower or any Guarantor that are caused by such LC Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit issued by such LC Issuer comply with the terms thereof.

4.4 Obligations Absolute. The Domestic Borrowers’ obligations to reimburse or pay each LC Issuer under Section 4.2 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Domestic Borrowers may have or have had against the LC Issuer, any Lender or any beneficiary of a Letter of Credit. Except in the event of gross negligence or willful misconduct by the LC Issuer or the Lenders, the Domestic Borrowers further jointly and severally agree with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Domestic Borrowers’ Reimbursement Obligations under Section 4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Domestic Borrowers, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Domestic Borrowers against the beneficiary of any Letter of Credit or any such transferee. The LC Issuer and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Nothing in this paragraph shall be construed to excuse an LC Issuer from liability to the Domestic Borrowers to the extent of direct damages suffered by a Domestic Borrower that are caused by such LC Issuer’s gross negligence or willful misconduct with respect to any of its Letters of Credit. The Domestic Borrowers agree that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in the absence of gross negligence or willful misconduct, shall be binding upon the Domestic Borrowers and shall not result in any liability on the part of the LC Issuer or any Lender to the Domestic Borrowers.

4.5 Reliance by Issuer. To the extent not inconsistent with Section 4.4, the LC Issuer shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.

4.6 Letter of Credit Fee. The Domestic Borrowers shall, on the date of issuance or any renewal of any Letter of Credit, pay a fronting fee (in each case, a “Letter of Credit Fee”) to the Administrative Agent for account of the respective LC Issuer in respect of each standby Letter of Credit in an amount equal to Five Hundred Dollars ($500) in the case of each issuance and Two Hundred Fifty Dollars ($250) in the case of each renewal for such Letter of Credit, payable on the date of issuance or renewal of such Letter of Credit, together with other reasonable and customary administrative and out-of-pocket costs charged by the LC Issuer, including amendment fees, drawing fees and communication costs.

5. CERTAIN GENERAL PROVISIONS.

5.1 Structuring Fee. The Borrowers agree to pay to the Administrative Agent for account of the Lenders in accordance with their respective Commitment Percentages a structuring fee (the “Structuring Fee”) calculated at the rate of 0.25% of the Total Commitment. The Structuring Fee shall be payable in two equal installments, the first of which was paid by Borrowers on October 7, 2004 and the last of which shall be paid on the Closing Date.

5.2 Funds for Payments.

5.2.1. Payments to Administrative Agent. All payments of principal, interest, Reimbursement Obligations, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars or, with respect to a Foreign Revolving Credit Loan or Letter of Credit denominated in an Alternative Currency, in such Alternative Currency, for account of the Lenders and the Administrative Agent, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in the case of Dollars at or about 11:00 A.M. (Buffalo, New York time or other local time at the place of payment), and in the case of any Alternative Currency at or about 1:00 p.m. local time in the Principal Financial Center for such Alternative Currency (the “Applicable Time”) specified by the Administrative Agent, and in Same Day Funds. All payments received by the Administrative Agent after 11:00 A.M. in the case of payments of Dollars, or after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

5.2.2. No Offset, etc. All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrowers with respect to any amount payable by Borrowers hereunder or under any of the other Loan Documents, the Borrowers will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars (or, with respect to any Loan or Letter of Credit denominated in an Alternative Currency, in such Alternative Currency) as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrowers; provided, that no such additional amounts shall be payable in respect of (i) any taxes imposed on a Lender or (as the case may be) the Administrative Agent by reason of any connection between the Lender or (as the case may be) the Administrative Agent and the taxing jurisdiction other than entering into this Credit Agreement and receiving payments hereunder or (ii) any taxes imposed by reason of a Lender’s or (as the case may be) the Administrative Agent’s failure to comply with the provisions of Section 5.2.3. The Borrowers will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document.

5.2.3 Tax Matters. Each Lender and the Administrative Agent agree to comply with any certification, identification, information, documentation or other reporting requirement if (i) such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of, deduction or withholding of any taxes for which any Borrower is required to pay additional amounts pursuant to Section 5.2.2 hereof and (ii) at least sixty (60) days prior to the first payment date with respect to which a Borrower shall apply this Section 5.2.3, such Borrower shall have notified the Administrative Agent that a Lender or the Administrative Agent will be required to comply with such requirement. Each Lender and the Administrative Agent agree to use reasonable efforts (including reasonable efforts to change its lending office) to avoid the imposition of any taxes for which a Borrower is required to pay additional amounts pursuant to Section 5.2.2; provided, however, that such efforts shall not require a Lender or the Administrative Agent to incur additional costs or legal or regulatory burdens that the Lender or (as the case may be) the

Administrative Agent considers in its good faith reasonable judgment to be material. Each Lender will, within three Business Days after obtaining knowledge thereof, notify the Foreign Borrowing Administrator if such Lender is no longer a PMP or no longer satisfies the requirements of any of the categories listed on Schedule A.

5.3 Computations. All computations of interest on the Loans and of Fees shall be based on a 360-day year (with the exception of interest based on the Base Rate, which shall be computed on a 365 or 366 day year basis, as the case may be, or calculations for certain Alternative Currencies which may require a 365-day year basis) and paid for the actual number of days (including the first day but excluding the last day) elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans and IBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Revolving Credit Loans as reflected on the Revolving Credit Note Records from time to time shall be considered correct and binding on the applicable Borrowers, absent manifest error, unless within fifteen (15) Business Days after receipt of any notice from the Administrative Agent or any of the Lenders of such outstanding amount, the applicable Borrowers shall notify the Administrative Agent or such Lender to the contrary.

5.4 Inability to Determine LIBOR Rate or IBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan or IBOR Rate Loan, the Administrative Agent receives notice from the Required Lenders that the Required Lenders have determined that (a) quotations of interest rates for the applicable deposits referred to in the definitions of LIBOR Rate or IBOR Rate, as applicable, are not being provided in the relevant amounts or Currencies or for the relevant maturities for purposes of determining interest rates for LIBOR Rate Loans or IBOR Rate Loans as provided herein, or (b) the LIBOR Rate or IBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their LIBOR Rate Loans or IBOR Rate Loans in such Currency during such Interest Period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Lenders) to the Borrowers and the Lenders. In such event (i) any Loan Request or Conversion Request with respect to LIBOR Rate Loans or IBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each LIBOR Rate Loan or IBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Lenders to make LIBOR Rate Loans or IBOR Rate Loans shall be suspended until the Administrative Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall so notify the Borrowing Administrators and the Lenders.

5.5 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans or IBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to both Borrowing Administrators and the Administrative Agent and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans or IBOR Rate Loans or convert Base Rate Loans to LIBOR Rate Loans or IBOR Rate Loans shall forthwith be suspended until such time as such Lender may again make and maintain LIBOR Rate Loans and IBOR Rate Loans in such currency (in which case this Section 5.5 shall no longer apply) and (b) unless and until such Lender notifies the Borrowing Administrators (with a copy to the Administrative Agent) that such circumstances no longer exist, such Lender’s Revolving Credit Loans then outstanding as LIBOR Rate Loans or IBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or IBOR Rate Loans or within such earlier period as may be required by law. The Borrowers hereby agree to pay the Administrative Agent for the account of such Lender, within ten Business Days after the Borrowing Administrators receive a written demand from such Lender therefor, any additional costs incurred by such Lender in making any conversion in accordance with this Section 5.5, to the extent such costs are payable under Section 5.6 or 5.9, and subject to the provisions of Section 5.8. In the event it becomes unlawful to make or maintain LIBOR Rate Loans or IBOR Rate Loans as described in this Section 5.5, Lender shall make reasonable efforts to establish and designate an alternate Applicable Lending Office if doing so would allow Lender to avoid such unlawfulness, provided, however, that nothing in this Section 5.5 shall require any Lender to establish an alternate Applicable Lending Office if doing so would be unlawful or would otherwise be disadvantageous to such Lender in such Lender’s reasonable discretion.

5.6 Additional Costs, etc. If, due to any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender by any central bank or other fiscal, monetary or other authority (whether or not having the force of law, but being one with which lenders generally are complying if not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining LIBOR Rate Loans or IBOR Rate Loans which:

(a) subjects any Lender or any LC Issuer to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Lender’s Commitment or the Loans (other than taxes referred to in Section 5.2.2 or taxes based upon or measured by the income or profits of such Lender), or

(b) subjects any Lender or any LC Issuer to any Mandatory Cost Rate, or

(c) materially changes the basis of taxation (except for changes in taxes on income or profits or taxes referred to in Section 5.2.2) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Credit Agreement or any of the other Loan Documents, or

(d) imposes or increases or renders applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(e) imposes on any Lender or LC Issuer any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Lender’s Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Lender’s Commitment forms a part, and the result of any of the foregoing is:

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment or any Letter of Credit, or

(ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or such LC Issuer hereunder on account of such Lender’s Commitment, any Letter of Credit or any of the Loans, or

(iii) to require such Lender or such LC Issuer to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or such LC Issuer from the Borrowers hereunder, then, and in each such case, the Borrowers will, within ten Business Days after the Borrowing Administrators receive a written demand from such Lender at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender such additional amounts as will be sufficient to compensate such Lender for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum; provided, that no such amount shall be payable with respect to any period commencing more than 90 days prior the date such Lender first notifies the Borrowing Administrators of its intention to demand compensation under this Section 5.6.

5.7 Capital Adequacy. If any Lender determines (i) that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law, but being one with which lenders generally are complying if not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, in each case after the date hereof, or (b) compliance by such Lender or any corporation controlling such Lender with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law, but being one with which lenders generally are complying if not having the force of law) of any such entity regarding capital adequacy, affects the amount of capital required or expected to be maintained by such Lender (or any corporation Controlling such Lender), and (ii) that the amount of such capital is increased by or based on the existence of such Lender’s Commitment and other commitments of this type, then, within ten Business Days after written demand by such Lender to both Borrowing Administrators (with a copy to the Administrative Agent), the Borrowers shall from time to time pay to such Lender additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances incurred during the 90-day period prior to the date of such demand, to the extent that such Lender reasonably determines such increase in capital is allocable to the existence of such Lender’s Commitment hereunder. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

5.8 Applicable Lending Office; Certificate. Each Lender will promptly notify the Borrowing Administrators and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to Section 5.6 or 5.7 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate setting forth any additional amounts payable pursuant to Section 5.6 or 5.7 and a brief explanation of such amounts which are due, submitted by any Lender to the Domestic Borrowing Administrator and the Foreign Borrowing Administrator, shall be prima facie evidence of such amounts.

5.9 Indemnity. The Borrowers jointly and severally agree to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (excluding loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by any Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans and IBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans and IBOR Rate Loans, (b) failure by any Borrower to make a borrowing or conversion after the Domestic Borrowing Agent or Foreign Borrowing Agent, as applicable, has given (or is deemed to have given) a Loan Request, notice or a Conversion Request relating thereto in accordance with Section 2.6 or Section 2.7 or (c) the making of any payment of a LIBOR Rate Loan, the making of an IBOR Rate Loan, or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.

5.10 Interest After Default and Maturity.

At all times after the occurrence and during the continuance of an Event of Default (whether or not the Administrative Agent has accelerated payment of all or any portion of the Obligations) or after maturity (by acceleration or otherwise or judgment), principal and (to the extent permitted by applicable law) all payments of interest, shall bear interest at a rate per annum equal to two percent (2%) above the Base Rate (or in the case of IBOR Rate Loans, two percent (2%) above the IBOR Rate), until such Event of Default has been cured or remedied or waived by the Required Lenders or such overdue amount has been paid in full, as applicable.

5.11 Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon the Borrowers for (or if the Borrowers are otherwise required to pay) amounts pursuant to Sections 5.2.2, 5.6 or 5.7, (b) is unable to make or maintain LIBOR Rate Loans or IBOR Rate Loans as a result of a condition described in Section 5.5, or (c) defaults in its obligation to make Loans in accordance with the terms of this Credit Agreement or purchase any Letter of Credit Participation, the Borrowers may, so long as no Event of Default has occurred and is then continuing, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing the Borrowers to be required to pay such compensation or causing Section 5.5 to be applicable), or default, as the case may be, by notice through the Borrowing Administrators (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender (i) request the Affected Lender to cooperate with the Borrowers in obtaining a replacement Lender that is an Eligible Assignee and satisfactory to the Administrative Agent and the Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Loans and Commitment as provided herein, but none of such non-affected Lenders shall be under an obligation to do so; or (iii) designate a Replacement Lender approved by the Administrative Agent. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Loans and Commitment, then such Affected Lender shall assign, in accordance with Section 15.2, all of its Commitment, Loans, Letter of Credit Participations, Notes and other rights and obligations under this Credit Agreement and all other Loan Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty (other than as to the ownership of the assigned Loans free of Liens, the amount of the assigned Commitments and Loans, and the right of the assignor to assign the Loans and Commitments) and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender and/or non-Affected Lenders, as the case may be, and (B) prior to any such assignment, the Borrowers shall have paid to such Affected Lender all amounts properly demanded and unreimbursed under Sections 5.2.2, 5.6 and 5.7 with respect to the time prior to such assignment. Upon the effective date of such assignment, the Borrowers shall issue replacement Notes to such Replacement Lender and/or non-Affected Lenders, as the case may be, and such institution shall become a “Lender” for all purposes under this Credit Agreement and the other Loan Documents.

5.12 Extension of Maturity Date. At any time after the first anniversary of the Closing Date but in no event less than ninety (90) days prior to the Maturity Date, and providing that no Default or Event of Default is then existing, the Borrowing Administrators may deliver a written request from the Borrowers to the Administrative Agent requesting that the Lenders extend the Maturity Date by one year (or such longer period as may be agreed by the Borrowers and the Lenders) (the “Maturity Extension Request”). The Administrative Agent shall immediately communicate the Maturity Extension Request to the Lenders. Each Lender shall endeavor to respond to such Maturity Extension Request within a reasonable period of time thereafter, and in any event within 30 days after receipt of such Maturity Extension Request. Any failure by any Lender to respond to such request shall be deemed a refusal by such Lender to permit the Maturity Extension Request. If the Lenders agree to extend the Maturity Date as requested in the Maturity Extension Request, then, effective as of the existing Maturity Date, the existing Maturity Date shall be extended to the date one year (or such longer period as may be agreed by the Borrowers and the Lenders) following the existing Maturity Date, and the Lenders and the Borrowers shall enter into an amendment to the Credit Agreement, in form and substance reasonably acceptable to the Borrowers, Lenders and their respective counsel, evidencing such extension of the Maturity Date and the continuance of the Commitments on the same terms and conditions as set forth in this Credit Agreement through such newly extended Maturity Date.

6. COLLATERAL SECURITY.

6.1 Obligations of Domestic Borrowers and Guarantors Secured. The Obligations of the Domestic Borrowers and the Guarantors shall be secured by (subject to Permitted Liens) the perfected first priority security interests, stock pledges and other Liens granted and created pursuant to and in accordance with the Security Documents.

7. REPRESENTATIONS AND WARRANTIES.

LTI, on behalf of itself and each of the Borrowers, and (except as otherwise expressly provided below) each of the other Borrowers on behalf of itself, represents and warrants to the Lenders and the Administrative Agent as follows:

7.1 Corporate Authority.

7.1.1. Incorporation; Good Standing. Such Borrower (a) is a corporation, company with limited liability or similar business entity duly organized, validly existing and (if incorporated in the United States of America or any other jurisdiction that recognizes a “good standing” concept) in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

7.1.2. Authorization. The execution, delivery and performance by such Borrower of this Credit Agreement and the other Loan Documents to which such Borrower is a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Borrower, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to such Borrower, and (d) do not conflict with any provision of the Organizational Documents of, or any agreement or other instrument binding upon, such Borrower, except for any such conflict with any such agreement or other instrument that would not have a Material Adverse Effect.

7.1.3. Enforceability. This Credit Agreement has been duly executed and delivered by such Borrower and constitutes, and each other Loan Document to which such Borrower is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with the respective terms hereof and thereof, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.2 Governmental Approvals. The execution, delivery and performance by such Borrower of this Credit Agreement and the other Loan Documents to which such Borrower is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained, except for filings and recordings in respect of the Liens created pursuant to the Security Documents.

7.3 Title to Properties; Leases. Except as indicated on Schedule 7.3 hereto, such Borrower and its Subsidiaries owns all of its assets reflected in the consolidated balance sheet of LTI and its Subsidiaries as at the Balance Sheet Date or acquired since the Balance Sheet Date (except property and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date, or otherwise permitted to be disposed of pursuant to Section 9.5), subject to no Liens except Permitted Liens.

7.4 Financial Statements and Projections. LTI represents and warrants to the Administrative Agent and the Lenders that:

7.4.1. Fiscal Year. LTI and its Subsidiaries have a fiscal year which is the twelve (12) months ending on December 31 of each calendar year.

7.4.2. Financial Statements. (i) LTI has heretofore furnished to each Lender an audited consolidated balance sheet of LTI and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of LTI and its Subsidiaries for the fiscal period ended on the Balance Sheet Date, certified by the chief financial officer of LTI, (ii) such balance sheet and statement of income have been prepared in accordance with GAAP and fairly present the consolidated financial condition of LTI and its Subsidiaries as at the close of business on the date thereof and the consolidated results of operations for the fiscal period then ended and (iii) there are no material contingent liabilities of LTI or any of its Subsidiaries as of such date, known to the senior financial officers of LTI, which were not disclosed in such balance sheet and the notes related thereto.

7.4.3. Projections. (i) The projections of the annual operating budgets of LTI and its Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 2005 fiscal year, copies of which have been delivered to each Lender, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such projections, (ii) to the knowledge of LTI and the other Borrowers, no facts exist that (individually or in the aggregate) would result in any material adverse change in any of such projections and (iii) the projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of LTI and its Subsidiaries of the results of operations and other information projected therein.

7.5 No Material Adverse Changes, etc. LTI represents and warrants to the Administrative Agent and the Lenders that, since the Balance Sheet Date, (i) there has been no event or occurrence which has had a Material Adverse Effect and (ii) except as listed in Schedule 7.5, no Borrower has made any Restricted Payment.

7.6 Franchises, Patents, Copyrights, etc. Such Borrower possesses all franchises, patents that are registered or for which applications for registration are pending, copyrights, trademarks, and trade names that are registered or for which applications for registration are pending, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its businesses substantially as now conducted without known conflict with any rights of others (except for any such conflicts that could not reasonably be expected to result in a Material Adverse Effect), and all of the foregoing as of the date hereof are described on Schedule 7.6 attached hereto.

7.7 Litigation. Except as set forth in Schedule 7.7 hereto or as disclosed in the SEC Filings, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of such Borrower, threatened against such Borrower before any Governmental Authority, that (a) if adversely determined, could reasonably be expected, individually or in the aggregate, (i) to have a Material Adverse Effect or (ii) to materially impair the right of such Borrower and their Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of LTI and its Subsidiaries, or (b) question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

7.8 No Materially Adverse Contracts, etc. Neither such Borrower nor any of its Subsidiaries is subject to any Organizational Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation, that has had or, to the knowledge of the chief executive officer, chief financial officer or (with respect to Lionbridge BV) managing director of such Borrower, could reasonably be expected to have a Material Adverse Effect. Neither such Borrower nor any of its Subsidiaries is a party to any contract or agreement that has had or, to the knowledge of the chief executive officer, chief financial officer or (with respect to Lionbridge BV) managing director of such Borrower, could reasonably be expected to have any Material Adverse Effect.

7.9 Compliance with Other Instruments, Laws, etc. Such Borrower is not in violation of any provision of its Organizational Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound, or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could reasonably be expected to (a) result in the imposition of substantial penalties on such Borrower or (b) have a Material Adverse Effect.

7.10 Tax Status. Except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, such Borrower (a) has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith by appropriate proceedings, and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due from such Borrower by the taxing authority of any applicable jurisdiction, and none of the senior financial officers or (with respect to Lionbridge BV) managing directors of such Borrower know of any basis for any such claim. Such Domestic Borrower does not intend to treat the Loans, Letters of Credit and/or related transactions hereunder as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

7.11 No Event of Default. No Default or Event of Default has occurred and is continuing.

7.12 Holding Company and Investment Company Acts. LTI represents and warrants to the Administrative Agent and the Lenders that neither LTI nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

7.13 Liens. Schedule 7.13 is a complete and correct list of each Lien, other than other Permitted Liens, securing Indebtedness of any Person outstanding on the date hereof and covering any property of such Borrower or any of its Subsidiaries, and the property covered by each such Lien is correctly described in Schedule 7.13. The property and assets of such Borrower and each Subsidiary thereof are subject on the date hereof to no Lien except as set forth in Schedule 7.13 and except for other Permitted Liens.

7.14 Perfection of Security Interest. Such Domestic Borrower represents and warrants to the Lenders and the Administrative Agent that, as of the Closing Date, all filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Administrative Agent’s security interest in the Collateral, other than filings and actions expressly required to be made or taken after the Closing Date under Sections 8.14 or 11.5 or under the Security Documents. To the knowledge of the Domestic Borrowers, the Collateral and the Administrative Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. Such Domestic Borrower is the owner of the Collateral owned by it free from any Liens, except for Permitted Liens.

7.15 Certain Transactions. Except as set forth on Schedule 7.15 hereto or as disclosed in the SEC Filings, none of the officers, directors, or employees of such Borrower is presently a party to any transaction with any Borrower or any Subsidiary thereof (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of such Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has an interest or is an officer, director, manager, trustee or partner, except for arm’s length transactions in the ordinary course of business.

7.16 Employee Benefit Plans. LTI represents and warrants to the Administrative Agent and the Lenders that:

7.16.1. In General. Each Domestic Borrower and each ERISA Affiliate are in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder, except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired, and each Foreign Borrower is in material compliance with all Foreign Benefit Laws with respect to all Employee Benefit Plans. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined or LTI or its Subsidiaries is in the process of obtaining a determination by the Internal Revenue Service to be so qualified, each trust related to such plan has been determined to be exempt under Section 501(a) of the Code, and each Employee Benefit Plan subject to any Foreign Benefit Law has received the required approvals by any Governmental Authority regulating such Employee Benefit Plan. No material liability has been incurred by any Domestic Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

7.16.2. Neither LTI nor any ERISA Affiliate has (i) engaged in a nonexempt prohibited transaction described in Section 4975 of the Code or Section 406 of ERISA affecting any of the Employee Benefit Plans or the trusts created thereunder which could subject any such Employee Benefit Plan or trust to a material tax or penalty on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA, (ii) incurred any accumulated funding deficiency with respect to any Employee Benefit Plan, whether or not waived, or any other liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, (iv) failed to make a required installment or other required payment under Section 412 of the Code, Section 302 of ERISA or the terms of such Employee Benefit Plan, or (v) failed to make a required contribution or payment, or otherwise failed to operate in compliance with any Foreign Benefit Law regulating any Employee Benefit Plan, except as would not result in a Material Adverse Effect;

7.16.3. No ERISA Reportable Event has occurred or is reasonably expected to occur with respect to any Guaranteed Pension Plan or Multiemployer Plan, and neither LTI nor any ERISA Affiliate has incurred any unpaid withdrawal liability with respect to any Multiemployer Plan;

7.16.4. The present value of all vested accrued benefits under each Employee Benefit Plan which is subject to Title IV of ERISA, or the funding of which is regulated by any Foreign Benefit Law did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such Employee Benefit Plan allocable to such benefits;

7.16.5. To the best of LTI’s knowledge, each Employee Benefit Plan which is subject to Title IV of ERISA or the funding of which is regulated by any Foreign Benefit Law, maintained by the Borrowers or any ERISA Affiliate, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA, applicable Foreign Benefit Law and other applicable laws, regulations and rules;

7.16.6. The consummation of the Loans and the issuance of the Letters of Credit provided for herein will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption; and

7.16.7. No material proceeding, claim, lawsuit and/or investigation exists or, to the best knowledge of LTI after due inquiry, is threatened concerning or involving any Employee Benefit Plan (other than routine claims for benefits).

7.17 Use of Proceeds.

7.17.1. General. The proceeds of the Loans shall be used (a) for working capital and general corporate purposes and (b) to finance Permitted Acquisitions by the Borrowers and to pay certain fees, costs and expenses arising in connection with such Permitted Acquisitions. Such Domestic Borrower will obtain Letters of Credit solely for working capital and general corporate purposes.

7.17.2. Regulations U and X. No portion of any Loan will be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

7.18 Environmental Compliance. Except as set forth in Schedule 7.18 hereto:

(a) none of such Borrower nor any of its Subsidiaries is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to public health, safety or the environment (hereinafter “Environmental Laws”), which violation would have a Material Adverse Effect;

(b) none of such Borrower nor any of its Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that such Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(c) to the knowledge of such Borrower and its Subsidiaries: (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by such Borrower or its Subsidiaries, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; and (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of such Borrower or its Subsidiaries, which releases would have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; and

(d) none of such Borrower nor any of its Subsidiaries is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any mortgage or to the effectiveness of any other transactions contemplated hereby.

7.19 Subsidiaries, etc. Set forth on Schedule 7.19 is a complete and correct list of all of the Subsidiaries of such Borrower as of the date hereof, together with the jurisdiction of incorporation/formation and principal place of business of each such Subsidiary. Except as set forth on Schedule 7.19 hereto, such Borrower and its Subsidiaries are not engaged in any joint venture or partnership with any other Person as of the date hereof.

7.20 Bank Accounts. Schedule 7.20 sets forth the account numbers and location of all bank accounts of such Borrower and its Subsidiaries as of the date hereof.

7.21 Disclosure. None of this Credit Agreement nor any information furnished in writing by or on behalf of such Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with any Loan Document, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to such Borrower or any of its Subsidiaries in the case of any document or information not furnished by such Borrower or any of its Subsidiaries) necessary in order to make the statements herein or therein, in light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided, that to the extent any such information was based on or constitutes a forecast or projection, such Borrower represents only that it acted in good faith and used reasonable assumptions in the preparation of such information.

7.22 Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Revolving Credit Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. Section 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither such Borrower nor any of its Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

7.23 Certain Contracts. Set forth on Schedule 7.23 hereto is a list and description of each contract and agreement (other than the Loan Documents) to which such Borrower and/or any of its Subsidiaries is a party as of the date hereof which contains a term or provision which prohibits, restricts, or otherwise limits the grant of a Lien on the assets of such Borrower or any of its Subsidiaries.

7.24 Corporate Interest. Lionbridge BV represents and warrants that the execution, delivery and performance of the Loan Documents and the entering into of the transactions contemplated by the Loan Documents are in the corporate interest of Lionbridge BV.

8. AFFIRMATIVE COVENANTS.

LTI, on behalf of itself and each of the Borrowers, and (except as otherwise expressly provided below) each of the other Borrowers on behalf of itself, covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any Commitment or other obligation to make any Revolving Credit Loans or any LC Issuer has any obligation to issue, extend or renew any Letters of Credit:

8.1 Maintenance of Office. Such Borrower will maintain its chief executive office, corporate seat or registered office, as applicable, at the address specified in the preamble hereto, or at such other place as such Borrower shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon such Borrower in respect of the Loan Documents to which such Borrower is a party may be given or made.

8.2 Records and Accounts. LTI will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing as the independent certified public accountants of LTI and its Subsidiaries.

8.3 Financial Statements, Certificates and Information. LTI will deliver or cause to be delivered or otherwise made available through electronic media (provided that LTI shall give prior written notice to each Lender of such availability) to each of the Lenders:

(a) as soon as practicable, but in any event not later than one hundred five (105) days after the end of each fiscal year of LTI, the consolidated and consolidating balance sheets of the LTI and its Subsidiaries, each as at the end of such year, and the related consolidated and consolidating statements of income and cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with GAAP, and certified, without an expression of uncertainty as to the ability of LTI or any of its Subsidiaries to continue as going concerns, by a nationally recognized firm of independent certified public accountants satisfactory to the Administrative Agent, together, for each fiscal year ending on or after December 31, 2004, with a copy of their accountants’ management letter for such fiscal year (or, in lieu thereof, copies of LTI’s Annual Report on Form 10-K as filed with the SEC containing such financial statements and information);

(b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of LTI, copies of the unaudited, management-prepared consolidated and consolidating balance sheet of LTI and its Subsidiaries, each as at the end of such quarter, and the related consolidated and consolidating statements of income and cash flow for the portion of LTI’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of LTI that the information contained in such financial statements fairly presents the financial position of LTI and its Subsidiaries on the date thereof (subject to year-end adjustments) year (or, in lieu thereof, copies of LTI’s Quarterly Report on Form 10-Q as filed with the SEC containing such financial statements and information);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of LTI in substantially the form of Exhibit D hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 10 and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;

(d) within forty-five (45) days after the end of each fiscal quarter and fiscal year of LTI, a summary Accounts Receivable aging report with respect to all work performed by the Borrowers, which report shall separately list the Accounts Receivable account debtors for each of the Domestic Borrowers and the Foreign Borrowers;

(e) as soon as available and in no event later than March 31st of each fiscal year of LTI, financial projections of LTI and its Subsidiaries for such fiscal year (on a quarter-by-quarter basis), including (i) statements of forecasted consolidated income and cash flows for LTI and its Subsidiaries for each fiscal quarter in such fiscal year and a forecasted consolidated balance sheet of LTI and its Subsidiaries as of the last day of each fiscal quarter in such fiscal year, and (ii) statements of forecasted consolidated income and cash flows for LTI and its Subsidiaries for such fiscal year and a forecasted consolidated balance sheet of LTI and its Subsidiaries as of the last day of such fiscal year, together (in the case of clauses (i) and (ii)) with supporting assumptions which were reasonable when made, all prepared in good faith in reasonable detail and consistent with LTI’s past practices in preparing projections and otherwise reasonably satisfactory in scope to the Administrative Agent; and

(f) from time to time such other financial data and information regarding the operations and financial condition of LTI or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

8.4 Notices.

8.4.1. Defaults. Such Borrower will promptly notify the Administrative Agent and each of the Lenders in writing of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions such Borrower proposes to take with respect thereto.

8.4.2. Environmental Events. Such Borrower will promptly give notice to the Administrative Agent and each of the Lenders (a) of any violation of any Environmental Law that such Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority, and (b) upon becoming aware thereof, of any environmental claim, inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any Governmental Authority that results in, or could reasonably be expected to have, a Material Adverse Effect.

8.4.3. Notification of Claim against Collateral. Such Borrower will, promptly upon becoming aware thereof, notify the Administrative Agent and each of the Lenders in writing of any setoff, claims (including environmental claims referenced in Section 8.4.2), withholdings or other defenses to which any of the Collateral, or the Administrative Agent’s rights with respect to the Collateral, are subject.

8.4.4. Notice of Litigation and Judgments. Such Borrower will give notice to the Administrative Agent and each of the Lenders in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting such Borrower or to which such Borrower is or becomes a party involving a claim against such Borrower or any of its Subsidiaries, in each case that could reasonably be expected to have (or would, if adversely determined, have) a Material Adverse Effect and stating the nature and status of such litigation or proceedings. Such Borrower will give written notice to the Administrative Agent and each of the Lenders, in form and detail reasonably satisfactory to the Administrative Agent, within ten (10) Business Days of becoming aware of any judgment not covered by insurance, final or otherwise, against such Borrower in an amount in excess of $500,000.

8.5 Legal Existence; Maintenance of Properties. Such Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries; provided, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.5. The Borrowers (i) will cause all of its properties and those of its Subsidiaries material to, and used or useful in, the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, ordinary wear and tear excepted, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of such Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this Section 8.5 shall prevent such Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of such Borrower, desirable in the conduct of its or their business and such discontinuances do not in the aggregate have a Material Adverse Effect.

8.6 Insurance. Such Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Agreement.

8.7 Taxes. Except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, such Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower or such Subsidiary thereof shall have set aside on its books adequate reserves with respect thereto if appropriate and in accordance with GAAP; and provided further that such Borrower and each Subsidiary thereof will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

8.8 Inspection of Properties and Books, etc. Such Borrower shall permit the Lenders, through the Administrative Agent, to visit and inspect any of the properties of such Borrower, to examine the books of account of such Borrower (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of such Borrower with, and to be advised as to the same by, its officers and independent accountants, all at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request, at their own cost and expense (provided, that if an Event of Default has occurred and is continuing, such Borrower will indemnify each Lender and the Administrative Agent for such costs and expenses). So long as no Event of Default has occurred and is continuing, such visitations shall be coordinated through the Administrative Agent and shall not interfere with or disrupt the operations of such Borrower and its Subsidiaries.

8.9 Compliance with Laws, Contracts, Licenses, and Permits. Such Borrower will, and will cause each of its Subsidiaries to, comply with (a) all laws and regulations (domestic and foreign) wherever its business is conducted, including all Environmental Laws, applicable to it and its Subsidiaries, (b) the provisions of its Organizational Documents, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments except in respect of clauses (a), (c) and (d) where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. If any material authorization, consent, approval, permit or license from any officer, agency or instrumentality of any Governmental Authority shall become necessary or required for such Borrower to fulfill any of its obligations hereunder or under any of the other Loan Documents to which such Borrower is a party, such Borrower will promptly take or cause to be taken all reasonable steps within the power of such Borrower to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.

8.10 Employee Benefit Plans. If a Domestic Borrower, such Borrower will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service upon request of the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under Section 103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, and (b) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under Sections 302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under Sections 4041A, 4202, 4219, 4242, or 4245 of ERISA.

8.11 Use of Proceeds. Such Borrower will use the proceeds of the Loans and obtain Letters of Credit solely for the purposes set forth in Section 7.17.1.

8.12 Bank Accounts. The Domestic Borrowers, and to the extent commercially reasonable the Foreign Borrowers, shall establish and maintain at all times primary operating accounts with Lenders or their Affiliates.

8.13 Additional Subsidiaries. Such Borrower shall not create any Subsidiary, or permit any of its Subsidiaries to create any Subsidiary, on or after the Closing Date unless:

(a) more than 50 percent (50%) of the Capital Stock (except for nominee shares) of such new Subsidiary is owned, directly or indirectly, by a Borrower;

(b) prior to the formation of such Subsidiary, the Domestic Borrowing Administrator shall notify the Administrative Agent and the Lenders thereof; and

(c) contemporaneously with the formation of such new Subsidiary, such Borrower shall:

(i)	cause any such new Subsidiary that is incorporated or formed in the United States to become a “Guarantor” under the Guaranty, and a “Grantor” under the Security Agreement, by way of such new Subsidiary’s execution and delivery to the Administrative Agent of a Joinder Agreement in the form of Exhibit F attached hereto;

(ii)	cause any such new Subsidiary that is incorporated or formed in the United States to take such action, including delivery of shares of stock, as shall be necessary to create and perfect valid and enforceable first priority (subject only to Permitted Liens) Liens in favor of the Administrative Agent on behalf of the Lenders on all of the property (other than Real Estate, other Excluded Property (as such term is defined in the Security Agreement) and such other exceptions as are acceptable to the Required Lenders and the lack of perfection of the security interest in vehicles subject to certificate of title requirements), of such new Subsidiary as collateral security for the Secured Obligations (as such term is defined in the Security Agreement) under and in accordance with the Security Documents;

(iii)	cause any such new Subsidiary that is not incorporated or formed in the United States to deliver to the Administrative Agent the necessary Pledge Documents, in form reasonably satisfactory to the Administrative Agent, to create a pledge of the Capital Stock and Voting Stock of such new non-U.S. operating Subsidiary in favor of the Administrative Agent for the benefit of the Lenders as collateral security for the Secured Obligations (as such term is defined in the Security Agreement), provided that the amount of such stock of such new non-U.S. operating Subsidiary subject to such pledge (the “Pledged Stock”) shall at all times be less than the amount, set forth in Treasury Regulation Section 1.956-2(c)(2), that would be considered an “indirect pledge” of the assets of such Subsidiary for purposes of Section 956(a) of the Code;

(iv)	deliver to the Administrative Agent and the Lenders appropriate proof of corporate (or other applicable entity) action, incumbency of officers, legal opinions and other documents as is consistent with those delivered by the Obligors pursuant to Section 11.1 on the Closing Date or as the Administrative Agent shall have reasonably requested; and

(v)	provide the Administrative Agent with an updated Schedule 7.19 hereto.

In addition, such Borrower will cause the Pledged Stock of any new non-U.S. operating subsidiary thereof to constitute at all times at least sixty-five percent (65%) (or such lesser amount, as agreed to by the Lenders in writing, as may be required to avoid designation as an “indirect pledge” of the assets of such Subsidiary for purposes of Section 956(a) of the Code) of all of the issued and outstanding Capital Stock and Voting Stock of such non-U.S. subsidiary.

8.14 Further Assurances. Such Borrower will cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out the transactions contemplated by this Credit Agreement and the other Loan Documents. In furtherance of the foregoing, (i) within thirty (30) days after the Closing Date and at the cost of the Borrowers, LTI will cause the Intellectual Property Security Agreements to be filed with the United States Patent and Trademark Office, and (ii) within 21 days after the date of the Share Charge, LTI will cause particulars of the Share Charge to be filed with the Companies Registration Office in Dublin, Ireland.

9. CERTAIN NEGATIVE COVENANTS.

LTI, on behalf of itself and each of the Borrowers, and (except as otherwise expressly provided below) each of the Borrowers on behalf of itself, covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any Commitment or other obligation to make any Loans or any LC Issuer has any obligation to issue, extend or renew any Letters of Credit:

9.1 Restrictions on Indebtedness. Such Borrower will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to, any Indebtedness (excluding accounts payable arising in the ordinary course and for fair value received), other than:

(a) Indebtedness to the Lenders and the Administrative Agent arising under any of the Loan Documents, including the Guaranty;

(b) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c) Subordinated Debt;

(d) Indebtedness existing on the date hereof and listed and described on Schedule 9.1 hereto, and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(e) Indebtedness of any Obligor to any other Obligor; or Guarantees by any Obligor of Indebtedness of any other Obligor;

(f) Indebtedness of any Obligor to any Subsidiary of LTI that is not an Obligor or of any Subsidiary of LTI that is not an Obligor to any Obligor, provided, such Indebtedness shall not exceed $5,000,000 in the aggregate;

(g) Guarantees by any Obligor of Indebtedness of any Subsidiary of LTI that is not an Obligor, and Guarantees by any Subsidiary of LTI that is not an Obligor of Indebtedness of any Obligor; provided such guarantees shall not exceed $5,000,000 in the aggregate;

(h) purchase money Indebtedness incurred by any Borrower or any Subsidiary thereof in connection with Consolidated Capital Expenditures and/or Consolidated Capital Leases, and extensions, renewals and replacement of any such Indebtedness that do not increase the outstanding principal amount thereof, so long as such Indebtedness does not exceed the value of the assets so financed; and

(i) Indebtedness of any Person that becomes a Subsidiary of such Borrower after the date hereof, so long as (1) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (2) the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $5,000,000 at any time outstanding and (iii) such Indebtedness has been subordinated in favor of the Lenders on terms and conditions acceptable to Lenders.

9.2 Restrictions on Liens.

9.2.1. Permitted Liens. Such Borrower and the non-U.S. Subsidiaries thereof will not (a) create or incur, or suffer to be created or incurred or to exist, any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than forty-five (45) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any “receivables” with or without recourse; provided that such Borrower may create or incur or suffer to be created or incurred or to exist:

(i) Liens in favor of the Borrowers on all or part of the assets of Subsidiaries of the Borrowers securing Indebtedness owing by Subsidiaries of the Borrowers to the Borrowers; or Liens in favor of any Subsidiary of the Borrowers on all or part of the assets of such Borrower securing Indebtedness owing by the Borrowers to Subsidiaries thereof;

(ii) Liens securing taxes, assessments and other government charges payment of which is not yet due or is being contested in compliance with Section 8.7; or Liens on properties to secure claims for labor, material or supplies in respect of obligations that are not overdue or are being contested in compliance with Section 8.7;

(iii) deposits or pledges made by such Borrower or such Subsidiary in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security legislation, or to secure the performance of performance bonds, tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business;

(iv) judgment Liens on properties of such Borrower or such Subsidiary in respect of judgments that do not constitute an Event of Default under clause (i) of Section 13.1;

(v) Liens in respect of any property of such Borrower or such Subsidiary of carriers, warehousemen, mechanics and materialmen, and other like Liens, in existence less than 120 days from the date of creation thereof securing obligations that are not overdue or are being contested in compliance with Section 8.7;

(vi) easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens, other minor Liens and similar encumbrances on Real Estate of such Borrower or such Subsidiary, provided that none of such Liens (A) interferes materially with the use of the affected property in the ordinary conduct of the business of such Borrower or such Subsidiary, and (B) individually or in the aggregate have a Material Adverse Effect;

(vii) Liens on any property or asset of such Borrower or any Subsidiary thereof existing on the date hereof and listed on Schedule 7.13 hereto, so long as such Liens secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(viii) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by Section 9.1(h), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;

(ix) any Lien existing on any property or asset prior to the acquisition thereof by such Borrower or any Subsidiary thereof or existing on any property or asset of any Person that becomes a Subsidiary of such Borrower after the date hereof prior to the time such Person becomes a Subsidiary of such Borrower; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(x) Liens securing Indebtedness permitted under clause (d) or (i) of Section 9.1;

(xi) Liens in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent created under the Loan Documents;

(xii) with respect to Lionbridge BV, any Lien created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond); and

(xiii) licenses of intellectual property granted by such Borrower or any Subsidiary thereof in the ordinary course of business.

9.2.2. Restrictions on Negative Pledges and Upstream Limitations. Such Borrower will not, and will not permit any of its Subsidiaries to, (a) enter into or permit to exist any arrangement or agreement (excluding the Credit Agreement, the other Loan Documents and the agreements set forth on Schedule 7.23) which directly or indirectly prohibits such Borrower from creating, assuming or incurring any Lien upon its properties, revenues or assets whether now owned or hereafter acquired (including, without limitation, any Real Estate owned or leased by such Borrower), or (b) enter into any agreement, contract or arrangement (excluding the Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary of such Borrower to pay or make dividends or distributions in cash or kind to such Borrower, to make loans, advances or other payments of whatsoever nature to such Borrower, or to make transfers or distributions of all or any part of its assets to the Obligors; in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under Section 9.2.1, (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by such Borrower or such Subsidiary in the ordinary course of its business, (iii) restrictions imposed by law, (iv) restrictions existing on the date hereof identified on Schedule 9.2, (v) customary restrictions contained in agreements relating to the sale of a Subsidiary of such Borrower pending such sale, so long as such restrictions and conditions apply only to such Subsidiary and such sale is permitted hereunder, and (vi) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Credit Agreement if such restrictions apply only to the property or assets securing such Indebtedness.

9.3 Restrictions on Investments. Such Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in accordance with the LTI Corporate Investment Policy set forth on Schedule 9.3(a) attached hereto, as such Schedule may be amended, updated and supplemented pursuant to the next sentence. LTI will promptly notify and deliver a copy to the Administrative Agent (for distribution to the Lenders) of any amendments, updates and supplements to the LTI Corporate Investment Policy approved by LTI’s board of directors after the Closing Date, and the parties hereto agree that such amendments, updates and supplements shall be incorporated into and be made a part of Schedule 9.3(a) for all purposes of the Loan Documents. All of the Borrowers’ Investments existing on the date hereof are listed on Schedule 9.3(b) hereto. Notwithstanding the foregoing, an Investment that is not “Excluded Property” (as such term is defined in the Security Agreement) will be considered an Investment permitted by this Section 9.3 only to the extent that all actions required to be taken under the Security Agreement and (if applicable) Section 8.13 have been taken to provide to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, a first-priority perfected security interest in such Investments, free of all Liens other than Permitted Liens, to the extent required under the Security Agreement and (if applicable) Section 8.13.

9.4 Restricted Payments. Such Borrower will not make any Restricted Payments; provided, (i) so long as no Event of Default shall have occurred and be continuing or would result therefrom, such Borrower may pay dividends on or in respect of its Capital Stock, and declare and make Restricted Payments in cash, in the ordinary course of business consistent with past practices, if any, (ii) such Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its Capital Stock or Voting Stock, (iii) such Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of such Borrower and its Subsidiaries, (iv) any Subsidiary of LTI may pay dividends to LTI or to any other Subsidiary of LTI, and (v) such Borrower may enter into stock buybacks with its shareholders; provided, further, that any Restricted Payments permitted pursuant to this Section 9.4 and that are made to any Person that is not a Subsidiary of LTI shall not in the aggregate (for all Borrowers) exceed $5,000,000 in any Reference Period.

9.5 Merger, Consolidation and Disposition of Assets.

9.5.1. Mergers and Acquisitions. Such Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except (i) the Logoport Acquisition and other Permitted Acquisitions, (ii) any Person may merge into such Borrower if such Borrower is the surviving Person, (iii) any Person may merge into any Subsidiary of a Borrower in a transaction in which the surviving entity is a Subsidiary of a Borrower and (iv) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to any Borrower or to another Subsidiary of any Borrower; provided, that (x) with respect to clauses (ii), (iii) and (iv) hereof, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (y) any such merger involving a Person that is not, directly or indirectly, a wholly owned Subsidiary of LTI immediately prior to such merger shall not be permitted unless also permitted by Section 9.3 and (z) such Borrower and any new Subsidiary shall comply with the provisions of Section 8.13 to the extent applicable.

9.5.2. Disposition of Assets. Such Borrower will not become a party to or agree to or effect any disposition of its assets, other than (a) the sale of inventory, (b) the licensing of intellectual property, (c) the disposition of worn-out or obsolete assets and assets that are no longer commercially useful and (d) other dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of replacement equipment, in each case in the ordinary course of business consistent with past practices.

9.6 Sale and Leaseback. Such Borrower will not enter into any arrangement, directly or indirectly, whereby such Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that such Borrower intends to use for substantially the same purpose as the property being sold or transferred; provided, that this Section 9.6 shall not apply to any such arrangement that has a term of less than 90 days with respect to property that such Borrower intends to lease.

9.7 Compliance with Environmental Laws. Such Borrower will not, and will not permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) generate any Hazardous Substances on any of the Real Estate, (c) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (d) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law, in each case, in a manner that could not reasonably be expected to have a Material Adverse Effect.

9.8 Subordinated Debt. Such Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify the terms of any Subordinated Debt or prepay, redeem or repurchase any Subordinated Debt, except for regularly scheduled payments of principal and interest in respect thereof required pursuant to the instruments evidencing such Subordinated Debt.

9.9 Employee Benefit Plans. No Borrower nor any ERISA Affiliate will:

(a) engage in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for any Borrower or any of its Subsidiaries; or

(b) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in Section 302 of ERISA, whether or not such deficiency is or may be waived; or

(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrowers or any of their Subsidiaries pursuant to Section 302(f) or Section 4068 of ERISA; or

(d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code;

(e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans in excess of $15,000,000 in the aggregate at any time, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or

(f) permit or take any action which would contravene any pension or retirement benefits laws, rules and regulations, including, Foreign Benefit Laws, applicable to the Borrowers.

9.10 Business Activities. Such Borrower will not engage directly or indirectly in any type of business other than the businesses conducted by it on the Closing Date and in substantially similar or related businesses.

9.11 Fiscal Year. Such Borrower will not, and will not permit any of its Subsidiaries to, change the date of the end of their fiscal year from that set forth in Section 7.4.1.

9.12 Transactions with Affiliates. Except for (i) transactions in the ordinary course of business among the Borrowers and Subsidiaries of the Borrowers that are parties to the Guaranty and (ii) Restricted Payments permitted by Section 9.4, such Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction with any of its Affiliates (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of such Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has an interest or is an officer, director, trustee or partner, on terms more favorable to such Person than could be obtained (in the good faith judgment of such Borrower) on an arm’s-length basis in the ordinary course of business.

9.13 Bank Accounts. Such Domestic Borrower will not (a) establish any bank accounts other than those accounts listed opposite such Domestic Borrower’s name on Schedule 7.20, without the Administrative Agent’s prior written consent (which consent shall not be unreasonably withheld or delayed), or (b) deposit into any of the payroll accounts listed on Schedule 7.20 any amounts in excess of (i) $100,000 plus (ii) the amounts necessary to pay current payroll obligations from such accounts.

10. FINANCIAL COVENANTS.

LTI covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any Commitment or other obligation to make any Loans or any LC Issuer has any obligation to issue, extend or renew any Letters of Credit:

10.1 Fixed Charges Coverage Ratio. LTI will not permit the ratio of Consolidated EBITDA for any Reference Period ending on the last day of a fiscal quarter of LTI, to Consolidated Fixed Charges as determined for such Reference Period, to be less than 1.25 to 1.00 as at the last day of the last fiscal quarter of such Reference Period.

10.2 Leverage Ratio. LTI will not permit the Leverage Ratio to exceed 3.5 to 1.00 at the end of any Reference Period.

10.3 Consolidated Tangible Net Worth. LTI will not permit its Consolidated Tangible Net Worth to be less than (a) $42,000,000 on December 31, 2004, and (b) the Required Net Worth at the end of each fiscal quarter of LTI ending thereafter.

10.4 Minimum Consolidated EBITDA. LTI will not permit its Consolidated EBITDA at the end of any Reference Period to be less than $10,000,000.

11. CLOSING CONDITIONS.

The obligations of the Lenders to make the initial Loans and of the LC Issuers to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent:

11.1 Loan Documents etc. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, and (except for any required filings which may be made after the Closing Date pursuant to Section 8.14) shall be in full force and effect, and shall be in form and substance satisfactory to each of the Lenders. The Administrative Agent (or its counsel) shall have received (including by telecopy or electronic transmission) a fully executed copy of each such document.

11.2 Certified Copies of Organizational Documents. The Administrative Agent (or its counsel) shall have received from each Borrower a copy, certified by a duly authorized officer or (with respect to Lionbridge BV) managing director of such Person to be true and complete on the Closing Date, of each of its Organizational Documents as in effect on such date of certification.

11.3 Corporate or Other Action. All corporate (or similar) action necessary for the valid execution, delivery and performance by each Borrower of this Credit Agreement and the other Loan Documents to which it is a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders (or their counsel).

11.4 Incumbency Certificate. The Administrative Agent (or its counsel) shall have received from each Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer or (with respect to Lionbridge BV) managing director of such Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each of such Borrower, each of the Loan Documents to which such Borrower is or is to become a party; and (b) to give notices and to take other action on its behalf under the Loan Documents.

11.5 Validity of Liens. The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first priority security interest in and Lien upon the Collateral (except for Permitted Liens entitled to priority under applicable law and the lack of perfection of the security interest in vehicles subject to certificate of title requirements). The Deed of Pledge and the Share Charge shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable security interest in and pledge on the Capital Stock and Voting Stock purported to be covered thereby. All filings, recordings, deliveries of instruments, stock and other equity certificates, and other actions necessary or desirable in the reasonable opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected, except for the filings which are to be made after the Closing Date pursuant to Section 8.14. The Administrative Agent (or its counsel) shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

11.6 Perfection Certificates and UCC Search Results. The Administrative Agent (or its counsel) shall have received from each of the Borrowers a completed and fully executed

Perfection Certificate and the results of UCC searches (and the equivalent thereof in all applicable foreign jurisdictions) with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

11.7 Certificates of Insurance. The Administrative Agent (or its counsel) shall have received (a) a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance required to be maintained by the Borrowers in accordance with Section 8.6 and the Security Agreement and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).

11.8 Opinions of Counsel. Each of the Lenders and the Administrative Agent shall have received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance reasonably satisfactory to the Lenders and the Administrative Agent, from counsel to the Obligors.

11.9 Payment of Fees. The Borrowers shall have paid to the Lenders or the Administrative Agent, as applicable, all Fees and all other fees and expenses, including without limitation, the fees and expenses of the Administrative Agent’s legal counsel, required to be paid on or prior to the Closing Date hereunder.

12. CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan or of the LC Issuers to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

12.1 Representations True; No Event of Default. Each of the representations and warranties (other than the Excluded Representations) of any of the Borrowers contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true on and as of the date of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made on and as of such date (except to the extent (x) of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents, (y) that any such representation and warranty is expressly stated to have been made as of an earlier date and (z) that, with respect to Section 7.23 only, the Borrowers have provided the Administrative Agent with an updated Schedule 7.23) and at the time of and immediately after giving effect to such Loan or the issuance, extension or renewal of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing.

Each Loan Request or request for the issuance, extension or renewal of a Letter of Credit by the applicable Borrowing Administrator hereunder shall constitute a certification by the applicable Borrowers to the effect set forth in the preceding sentence (both as of the date of such Loan Request or request and, unless the applicable Borrowing Administrator otherwise notifies the Administrative Agent prior to the date of such borrowing, issuance, extension or renewal, as of the date of such borrowing, issuance, extension or renewal).

12.2 No Legal Impediment. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it or from participating in the issuance, extension or renewal of such Letter of Credit; and no injunction or other restraining order shall have been issued or shall be pending (and not rescinded) with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Credit Agreement or the making of Loans hereunder; provided, however, that in the event of any order, judgment, decree or injunction of the type described in this Section 12.2, Lender shall make reasonable efforts to establish and designate an alternate Applicable Lending Office if doing so would allow such Lender to avoid the illegality of such Loan or Letter of Credit, provided, further, that nothing in this Section 12.2 shall require any Lender to establish an alternate Applicable Lending Office if doing so would be unlawful or would otherwise be disadvantageous to such Lender in such Lender’s reasonable discretion.

13. EVENTS OF DEFAULT; ACCELERATION; ETC.

13.1 Events of Default and Acceleration. If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal or interest of any Loan or any Reimbursement Obligation when the same shall become due and payable (or within three (3) days thereafter), whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) any Borrower shall fail to pay any Fees or any other sums due hereunder or under any of the other Loan Documents or any Hedging Agreement (other than an amount referred to in clause (a) of this Section 13.1) within five (5) Business Days after the same shall become due and payable;

(c) any Borrower shall fail to comply with any of its covenants contained in Sections 8.3, 8.4.1, the first sentence of Section 8.5, Sections 8.11 or 8.13, or Article 10 of this Credit Agreement;

(d) any Borrower shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 13.1) for forty-five (45) days after the earlier of (i) the date that the Administrative Agent gives notice of such failure to such Borrower (with a copy to the Borrowing Administrators) and (ii) the date that a senior officer or (with respect to Lionbridge BV) managing director of such Borrower obtains actual knowledge of such failure;

(e) any representation or warranty of any Borrower in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f) Any Borrower shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Consolidated Capitalized Leases, in each case, having an outstanding principal balance in excess of $1,000,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound evidencing or securing borrowed money or credit received or in respect of any Consolidated Capitalized Leases, in each case, having an outstanding principal balance in excess of $1,000,000, for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

(g) (1) any Obligor shall admit in writing its inability to pay or generally fail to pay its debts as they become due; or (2) any Obligor shall make an assignment for the benefit of creditors, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of such Obligor or of any substantial part of the assets of such Obligor; or shall commence any case or other proceeding relating to such Obligor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect; or shall take any action to authorize or in furtherance of any of the foregoing; or (3) if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any Obligor and such Obligor shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within ninety (90) days following the filing thereof; provided, that with respect to any action taken or event occurring under Dutch law with respect to an Obligor, only bankruptcy (faillissement), suspension of payment (surseance van betaling), emergency proceedings (noodregeling), or any other procedure the effect of which is that the Obligor to which it applies loses the free management or ability to dispose of its property (irrespective of whether that procedure is provisional or final), under Dutch law shall qualify as an action or event referred to in this paragraph (g) for purposes of the Loan Documents;

(h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any Obligor bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Obligor in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than forty-five consecutive days, any final judgment against any Borrower for the payment of money, together with other outstanding final, undischarged, unsatisfied and unstayed judgments against the Borrowers, in excess of $1,000,000 in the aggregate, unless the same is adequately bonded or is being contested by appropriate proceedings properly instituted and diligently conducted;

(j) the holders of all or any part of any Subordinated Debt shall accelerate the maturity of all or any part of such Subordinated Debt, or any Subordinated Debt shall be prepaid, redeemed or repurchased in whole or in part or an offer to prepay, redeem or repurchase any Subordinated Debt in whole or in part shall have been made;

(k) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded, or the Administrative Agent’s Liens in a substantial portion of the Collateral shall cease to be perfected or any Pledge Document is deemed ineffective, or shall cease to have the priority contemplated by this Credit Agreement and the Security Documents, in each case otherwise than in accordance with the terms hereof and thereof or with the express prior written agreement, consent or approval of the Lenders; or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Obligors or any of their Subsidiaries party thereto or any of their respective stockholders; or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l) any Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $1,000,000, or either Obligor or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $1,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of Section 302(f)(1) of ERISA), provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of the Obligors or any of their Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(m) any Obligor shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of its business and such order shall continue in effect for more than forty-five (45) days;

(n) there shall occur any material damage to, or loss, theft or destruction of, any Collateral, which could reasonably be expected to have a Material Adverse Effect;

then, and in any such event, so long as the same may be continuing,

(1) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the principal of and interest on the Loans, the Notes and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Credit Agreement or any of the other Loan Documents (including, without limitation, all Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Obligations in respect of any Hedging Agreements), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Credit Agreement or the other Loan Documents to the contrary notwithstanding; provided, that upon the occurrence of an Event of Default specified in Section 13.1(g) or 13.1(h), all Obligations (other than Obligations in respect of any Hedging Agreements) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Credit Agreement or in any other Loan Document to the contrary notwithstanding;

(2) with respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration of payment of the Loans, Notes and Reimbursement Obligations pursuant to the preceding paragraph, within three Business Days after the Domestic Borrowing Administrator receives notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this paragraph, the Domestic Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to reimburse the relevant LC Issuers for LC Disbursements for which they have not been reimbursed, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account, plus any accrued interest thereon or realized profits with respect thereto, shall be returned to the Domestic Borrowing Administrator for account of the Domestic Borrowers within three Business Days after such payment in full; and

(3) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers exercise on behalf of the Lenders all of its other rights and remedies under this Credit Agreement, the other Loan Documents and applicable law, in order to satisfy all of the Obligations.

13.2 Termination of Commitments. If any one or more of the Events of Default specified in Section 13.1(g) or 13.1(h) shall occur, any unused Commitments hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrowers and the LC Issuers shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrowers, terminate the unused Commitments hereunder, and upon such notice being given such unused portion of the Commitments hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans and the LC Issuers shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of any Commitments hereunder shall relieve the Obligors or any of their Subsidiaries of any of the Obligations.

13.3 Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to Section 13.1, each Lender, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Administrative Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

13.4 Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b) Second, to all other Obligations in such order or preference as the Required Lenders may reasonably determine; provided, that (i) distributions shall be made (A) pari passu among Obligations with respect to the fees of the Administrative Agent, Obligations under Hedging Agreements, and all other Obligations and (B) with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses, among the Lenders pro rata, (ii) such monies shall be applied first, to the payment in full of interest, fees and expenses constituting Obligations, and second, to the payment in full of the principal amount of the Obligations (including Reimbursement

Obligations), and (iii) subject to the foregoing, the Administrative Agent may in its reasonable discretion make proper allowance to take into account any Obligations not then due and payable;

(c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to Section 9-504(1)(C) of the Uniform Commercial Code of the State in which the applicable assets were located; and

(d) Fourth, the excess, if any, shall be returned to the Borrowing Administrators for account of the Borrowers.

14. THE ADMINISTRATIVE AGENT.

14.1 Authorization.

(a) The Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, including the authority, without the necessity of any notice to or further consent of the Lenders, from time to time to take any action with respect to any Collateral or the Security Documents and Pledge Documents which may be necessary to perfect, maintain perfected or insure the priority of the security interest in and Liens upon the Collateral granted pursuant to the Security Documents and Pledge Documents, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.

(b) The relationship between the Administrative Agent and each of the Lenders is that of an independent contractor. The use of the term “Administrative Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Lenders. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Lenders.

(c) As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Administrative Agent as “secured party” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any Liens on collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Administrative Agent.

(d) Notwithstanding anything to the contrary in any Loan Document, in relation to any of LTI’s Parallel Debt and any security governed by Dutch law: (i) the Administrative Agent shall act for itself (but always for the benefit of the Lenders in accordance with the Loan Documents) and (ii) the rights, powers and authorities vested in the Administrative Agent pursuant to the Loan Documents are subject to any restrictions imposed by mandatory Dutch law.

14.2 Employees and Administrative Agents. The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine.

14.3 No Liability. Neither the Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except, subject to the limitations set forth in this Section 14, for its own gross negligence or willful misconduct (but in any event not including indirect, punitive or consequential damages).

14.4 No Representations.

14.4.1. General. The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectibility of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Obligors or any of their Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrowers. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrowers or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrowers. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

14.4.2. Closing Documentation, etc. For purposes of determining compliance with the conditions set forth in Section 11, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent or the Arranger to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent to such effect on or prior to the Closing Date.

14.5 Payments.

14.5.1. Payments to Administrative Agent. A payment by any Obligor to the Administrative Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

14.5.2. Distribution by Administrative Agent. If in the reasonable opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

14.5.3. Delinquent Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (a) to make available to the Administrative Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of Section 16.1 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

14.6 Holders of Notes. The Administrative Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

14.7 Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Administrative Agent and its affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Administrative Agent or such affiliate has not been reimbursed by the Borrowers as required by Section 16.2), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Administrative Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Administrative Agent’s willful misconduct or gross negligence.

14.8 Administrative Agent as Lender. In its individual capacity, HSBC (or any successor to HSBC as Administrative Agent) shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Administrative Agent.

14.9 Resignation. The Administrative Agent may resign at any time by giving at least sixty (60) days prior written notice thereof to the Lenders, the Domestic Borrowing Administrator and the Foreign Borrowing Administrator; provided, that any such resignation shall only become effective upon (i) appointment of a successor Administrative Agent in accordance with this Section and (ii) the execution and delivery of all documents and the taking of all other actions necessary or, in the opinion of the successor Administrative Agent, in connection with the substitution, in accordance with applicable law, of the successor as creditor of LTI’s Parallel Debts and as holder of the security interest created in accordance with the Loan Documents. Upon any such resignation, if Wachovia is still a Lender under this Credit Agreement at the time of such resignation, Wachovia shall automatically be appointed as the successor Administrative Agent, or if Wachovia is no longer a Lender hereunder at the time of such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be reasonably acceptable to the Borrowers. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be an Eligible Assignee and a commercial bank with a combined capital surplus of at least $500,000,000, a debt rating of not less than A or its equivalent by S&P and an office in the United States. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. The Required Lenders or, as the case may be, any successor Administrative Agent, shall notify the Borrowing Administrators of any appointment of any successor Administrative Agent pursuant to this Section.

14.10 Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan, Reimbursement Obligation or Unpaid Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations or Unpaid Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.2, 4.6, 5.1 and 16.2) allowed in such proceeding or under any such assignment; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with the Loan Documents;

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the

Lenders, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent, under Sections 2.2, 4.6, 5.1 and 16.2.

(c) Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

14.11 Notification of Defaults and Events of Default; Duties in the Case of Enforcement.

(a) The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received written notice from a Lender or a Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders (with a copy to the Borrowing Administrators).

Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent (with a copy to the Borrowing Administrators) thereof. The Administrative Agent hereby agrees that upon receipt of any notice under this Section 14.11 it shall promptly notify the other Lenders (with a copy to the Borrowing Administrators) of the existence of such Default or Event of Default.

(b) The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, when expressly required hereby, all the Lenders) so long as the Lenders shall have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Credit Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable; provided further, that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

15. SUCCESSORS AND ASSIGNS.

15.1 General Conditions. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 15.2, (b) by way of participation in accordance with the provisions of Section 15.4 or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 15.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 15.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

15.2. Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(a) except in the cases of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or of an assignment to a Lender or a Lender Affiliate, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 and shall be in integral multiples of $500,000 in excess thereof unless the Administrative Agent otherwise consents;

(b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned, it being understood that non-pro rata assignments of or among any of the Commitments, the Revolving Credit Loans and Reimbursement Obligations are not permitted;

(c) any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(d) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 payable by the assigning Lender, and the Eligible Assignee, if it is not already a Lender, shall deliver to the Administrative Agent such reasonable information as may be requested by the Administrative Agent; and

(e) such Eligible Assignee shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrowing Administrators and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Sections 5.2.2 and 5.2.3.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 15.3, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (i) Sections 5.2.2, 5.6, 5.7, and 5.9, with respect to facts and circumstances occurring prior to the effective date of such assignment, and (ii) Section 16.3, notwithstanding such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 15.4.

15.3 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Obligors, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement and the other Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by any Obligor and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

15.4 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person) that is a PMP (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Credit Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement, and (d) the aggregate amount of the Commitment and/or Loans subject to such participation shall not be less than $2,500,000 and in integral multiples of $500,000 in excess thereof unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such Participant, reduce the amount of any Commitment Fee or Letter of Credit Fees to which such Participant is entitled or extend any regularly scheduled payment date for principal or interest. Subject to Section 15.5, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 5.2.2, 5.6, 5.7 and 5.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 15.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 16.1 as though it were a Lender, provided such Participant agrees to be subject to Section 15.1 as though it were a Lender.

15.5 Payments to Participants and Others. No Participant, Eligible Assignee that becomes a Lender pursuant to Section 15.2 or other transferee of any Lender’s rights (including any Applicable Lending Office other than such Lender’s initial Applicable Lending Office) shall be entitled to receive any greater payment under Section 5.2.2, 5.6 or 5.7 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made by reason of the provisions of Section 5.2.2, 5.6 or 5.7 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

15.6 Miscellaneous Assignment Provisions. A Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341 and (b) with respect to any Lender that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder, provide any voting rights hereunder to the secured party thereof, substitute any such secured party for such Lender as a party hereto or affect any rights or obligations of any Obligor or the Administrative Agent hereunder.

15.7 Assignee or Participant Affiliated with the Obligors. If any assignee Lender is an Affiliate of any Borrower, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to Section 15.1 or Section 15.2, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Lender’s interest in any of the Loans or Reimbursement Obligations. If any Lender sells a participating interest in any of the Loans or Reimbursement Obligations to a Participant, and such Participant is one of the Borrowers or an Affiliate of any Borrower, then such transferor Lender shall promptly notify the Administrative Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to Section 15.1 or Section 15.2 to the extent that such participation is beneficially owned by any Borrower or any Affiliate of any Borrower, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans or Reimbursement Obligations to the extent of such participation.

15.8 New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with each Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrowing Administrators and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Domestic Borrowers and/or Foreign Borrowers, as applicable, at their own expense, shall execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes; provided, that any Foreign Revolving Credit Note issued by Lionbridge BV will not have a denomination of less than the Dollar Equivalent of EUR 50,000. The surrendered Notes shall be cancelled and returned to the Borrowing Administrators.

16. PROVISIONS OF GENERAL APPLICATION.

16.1 Setoff. Each of the Borrowers hereby grants to the Administrative Agent and each of the Lenders a right of setoff as security for all liabilities and obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all its deposits (excluding payroll, benefits and other trust accounts), credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred and be continuing, any deposits or other sums credited by or due from any of the Lenders to the Borrowers and any securities or other property of the Borrowers in the possession of such Lender may, without prior notice to any Borrower, be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrowers to such Lender. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWERS ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrowers to such Lender, other than Indebtedness evidenced by the Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender, such amount shall be applied ratably to such other Indebtedness and to the

Indebtedness evidenced by all such Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender, and (b) if such Lender shall receive from the Borrowers, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Lender by proceedings against the Borrowers at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

16.2 Expenses. The Borrowers jointly and severally agree to pay (a) any stamp, transfer, documentary or similar taxes (including any interest and penalties in respect thereof) payable by the Administrative Agent or any of the Lenders on or with respect to the execution, delivery or registration of this Credit Agreement or the filing, registration, recording or perfection of any security interest contemplated by the Security Documents (the Borrowers hereby agreeing to jointly and severally indemnify the Administrative Agent and each Lender with respect thereto), (b) the reasonable and documented out-of-pocket fees, expenses and disbursements incurred by the Administrative Agent and its Affiliates, including its legal counsel and its local counsel, in connection with the preparation, administration or interpretation of the Loan Documents, any Hedging Agreements, and any other documents and instruments mentioned herein, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (c) any reasonable and documented out-of-pocket fees, costs, expenses and bank charges, including bank charges for returned checks, incurred in connection with the Loan Documents by the Administrative Agent in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any of the Collateral, (d) all reasonable and documented out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of the Administrative Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents or any Hedging Agreements against the Obligors or the administration thereof after the occurrence of an Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Administrative Agent’s relationship with the Obligors or any of their Subsidiaries and (e) all reasonable and documented out-of-pocket fees, expenses and disbursements of any Lender or the Administrative Agent incurred in connection with UCC searches and UCC filings, but excluding intellectual property searches and intellectual property filings, required under the Loan Documents. The covenants contained in this Section 18.2 shall survive payment or satisfaction in full of all other Obligations.

16.3 Indemnification. The Borrowers jointly and severally agree to indemnify and hold harmless the Administrative Agent, its Affiliates and the Lenders (each, an “Indemnified Person”) from and against any and all claims, actions and suits whether groundless or otherwise, liabilities, losses, damages and related expenses, incurred by or asserted against any Indemnified Person arising out of this Credit Agreement or any of the other Loan Documents or any Hedging Agreements or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrowers of the proceeds of any of the Loans or Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Administrative Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrowers or any Subsidiary thereof or in connection with the provisional honoring of funds transfers, checks or other items in connection with the Loan Documents, (c) the Borrowers entering into or performing this Credit Agreement or any of the other Loan Documents or any Hedging Agreements, or (d) with respect to the Borrowers and their respective Subsidiaries, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, that such indemnity shall not, as to any Indemnified Person, be available to the extent that such claims, losses, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnified Person. In litigation, or the preparation therefor, the Lenders and the Administrative Agent and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity but subject to the proviso at the end of the immediately preceding sentence, the Borrowers jointly and severally agree to pay promptly the reasonable fees and expenses of such counsel to the Administrative Agent. If and to the extent that the obligations of the Borrowers under this Section 16.3 are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law, except to the extent that, as to any Indemnified Person, such claims, losses, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnified Person. The covenants contained in this Section 16.3 shall survive payment or satisfaction in full of all other Obligations.

16.4 Treatment of Certain Confidential Information.

16.4.1. Confidentiality. Each of the Lenders and the Administrative Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by any Obligor pursuant to any Loan Document that is identified by such Person as being confidential at the time the same is delivered to the Lenders or the Administrative Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this Section 16.4, or becomes available to any of the Lenders or the Administrative Agent on a nonconfidential basis from a source other than the Obligors, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Administrative Agent (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent, or to any self-regulatory authority (such as the National Association of Insurance Commissioners) or to auditors or accountants of any Lender or the Administrative Agent, (e) to the Administrative Agent or any Lender, (f) in connection with any litigation relating to the Loan Documents to which any one or more of the Lenders, the Administrative Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document or Hedging Agreement, (g) to a Lender Affiliate, a Financial Affiliate or a Subsidiary or affiliate of the Administrative Agent that agrees to be bound by the provisions of Section 16.4, (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any Hedging Agreement or to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of Section 16.4 or (i) with the consent of the Borrowers. Moreover, without the prior written consent of the Borrowers, each of the Administrative Agent, the Lenders and any Financial Affiliate may refer to any of the Obligors in connection with any publication in the “gold sheets”, advertising, promotion or marketing undertaken by the Administrative Agent, such Lender or such Financial Affiliate.

16.4.2. Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, notify the Borrowers of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.

16.4.3. Other. In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrowers. The obligations of each Lender under this Section 16.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrowers prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from any Lender.

16.5 Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrowers pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the

Lenders of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents or any Hedging Agreements remain outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of the Borrowers pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrowers hereunder.

16.6 Notices. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by facsimile and confirmed by delivery via courier or postal service, addressed as follows:

(a) if to the Borrowers, at Lionbridge Technologies, Inc., 1050 Winter Street, Suite 2300, Waltham, Massachusetts 02451, Attn: Stephen Lifshatz, or at such other address for notice as the Obligors shall last have furnished in writing to the Person giving the notice;

(b) if to the Administrative Agent, at 99 High Street, 16th Floor, Boston, Massachusetts 02110, Attention: Kenneth V. McGraime, Senior Vice President, or such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice; and

(c) if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile, at the time of the receipt thereof or the sending of such facsimile (or, if such facsimile is not received during business hours, on the next Business Day) and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

16.7 Governing Law. THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAW OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF SAID STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH PARTY HERETO HEREBY AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR

THE SOUTHERN DISTRICT OF NEW YORK, AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, AT THE ADDRESS SPECIFIED IN SECTION 16.6, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF THE OBLIGORS HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT BROUGHT IN ANY SUCH COURT OR ANY CLAIM THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT OR TO SUCH MANNER OF SERVICE OF PROCESS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OBLIGOR IN ANY OTHER JURISDICTION AS PERMITTED BY APPLICABLE LAW.

16.8 Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

16.9 Counterparts. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against which enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

16.10 Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 16.12.

16.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION, ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY HEDGING AGREEMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND HEDGING AGREEMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN

WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY THIS CREDIT AGREEMENT. Except as prohibited by law, each of the Borrowers hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Borrowers (a) certifies that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that such Lender or the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Administrative Agent and the Lenders have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the mutual waivers and certifications contained herein.

16.12 Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any provision of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein (other than Hedging Agreements) may be amended, and the performance or observance by any Obligor of any provision of any Loan Document or such other instrument, and any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the prior written consent of the applicable Obligors and the prior written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a) without the written consent of the applicable Obligors and each Lender directly affected thereby:

(i) reduce or forgive the principal amount of any Loans or Reimbursement Obligations, or reduce the rate of interest on the Notes or the amount of the Commitment Fee or Letter of Credit Fees (other than (A) interest accruing pursuant to Section 5.10.2 following the effective date of any waiver by the Required Lenders of the Default or Event of Default relating thereto or (B) as a result of a change in the definition of Leverage Ratio or any of the components thereof or the method of calculation thereof);

(ii) increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment;

(iii) postpone or extend the Revolving Credit Loan Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Loans or Reimbursement Obligations or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to Section 5.10.2, (B) any vote to rescind any acceleration made pursuant to Section 15.1 of amounts owing with respect to the Loans and other Obligations, and (C) any modifications of the provisions relating to amounts, timing or application of prepayments of Loans and other Obligations, shall require only the approval of the Required Lenders); and

(iv) other than pursuant to a transaction permitted by the terms of this Credit Agreement, release all or substantially all of the Collateral, release all or substantially all of the Guarantors from their guaranty obligations under the Guaranties (excluding, if any Obligor becomes a debtor under the federal Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders);

(b) without the written consent of all of the Lenders, amend or waive this Section 16.12 or the definition of Required Lenders; and

(c) without the written consent of the Administrative Agent, amend or waive Section 14, the amount or time of payment of any fee of the Administrative Agent or any other provision applicable to the Administrative Agent.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances.

16.13 Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

16.14 Certain Lender Representation. Each Lender listed on the signature pages hereto represents that such Lender is a PMP, and satisfies the requirements of one of the categories listed on Schedule A, on the date of this Credit Agreement.

16.15 Appointment of Domestic Borrowing Administrator. Each Domestic Borrower, by its signature below:

(a) appoints and authorizes the Chief Financial Officer of LTI (and further authorizes the Chief Financial Officer of LTI to appoint and authorize up to five additional persons, including the Treasurer of LTI, to act with the same power and authority (but without power of appointment) delegated to it by each Domestic Borrower under this Section 16.15, as such person determines may be necessary or desirable and such additional person(s) shall have been certified as such in a writing executed by the Chief Financial Officer of LTI and delivered to the Administrative Agent, together with signature specimens and an incumbency certificate with respect to such person(s)) (the “Domestic Borrowing Administrator”) for the purposes of (i) signing documents deliverable by or on behalf of such Domestic Borrower under any Loan Document, (ii) providing notices to or making requests of the Administrative Agent, any LC

Issuer or any Lender(s) on behalf of such Domestic Borrower, (iii) receiving notices and documents from the Administrative Agent, any LC Issuer or any Lender(s) on behalf of such Domestic Borrower and (iv) taking any other action on behalf of such Domestic Borrower under any Loan Document, in each case to the extent specifically provided for under the Loan Documents, and such Domestic Borrower agrees to be irrevocably bound by all such actions being taken on behalf of such Domestic Borrower by the Domestic Borrowing Administrator and all such notices received by the Domestic Borrowing Administrator on behalf of such Domestic Borrower; provided that another person may be appointed to act as the Domestic Borrowing Administrator in substitution for the then existing Domestic Borrowing Administrator with the power and authority granted thereto by such Domestic Borrower under this paragraph (a) so long as such person shall have been certified as such in a writing executed by such Domestic Borrower and each other Domestic Borrower and delivered to the Administrative Agent; and

(b) authorizes the Administrative Agent, each LC Issuer and each Lender to treat (i) each document signed by, each notice given or received by, each document delivered or received by and each request made by the Domestic Borrowing Administrator and (ii) each other action which specifically provides herein or therein that the Domestic Borrowing Administrator acts on behalf, or at the direction, of such Domestic Borrower as if such Domestic Borrower had in fact signed such document, given or received such notice, delivered or received such document, made such request or taken such action.

16.16 Appointment of Foreign Borrowing Administrator. Each Foreign Borrower, by its signature below:

(a) appoints and authorizes the Chief Financial Officer of LTI and the Managing Director of Lionbridge BV (and further authorizes such person to appoint and authorize up to five additional persons, including the Treasurer of LTI, to act with the same power and authority (but without power of appointment) delegated to it by each Foreign Borrower under this Section 16.16 as such person determines may be necessary or desirable and such additional person(s) shall have been certified as such in a writing executed by the Chief Financial Officer of LTI and delivered to the Administrative Agent, together with signature specimens and an incumbency certificate with respect to such person(s)) (the “Foreign Borrowing Administrator”) for the purposes of (i) signing documents deliverable by or on behalf of such Foreign Borrower under any Loan Document, (ii) providing notices to or making requests of the Administrative Agent or any Lender(s) on behalf of such Foreign Borrower, (iii) receiving notices and documents from the Administrative Agent or any Lender(s) on behalf of such Foreign Borrower and (iv) taking any other action on behalf of such Foreign Borrower under any Loan Document, in each case to the extent specifically provided for under the Loan Documents, and such Foreign Borrower agrees to be irrevocably bound by all such actions being taken on behalf of such Foreign Borrower by the Foreign Borrowing Administrator and all such notices received by the Foreign Borrowing Administrator on behalf of such Foreign Borrower; provided that another person may be appointed to act as the Foreign Borrowing Administrator in substitution for the then existing Foreign Borrowing Administrator with the power and authority granted thereto by such Foreign Borrower under this paragraph (a) so long as such person shall have been certified as such in a writing executed by such Foreign Borrower and each other Foreign Borrower and delivered to the Administrative Agent; and

(b) authorizes the Administrative Agent and each Lender to treat (i) each document signed by, each notice given or received by, each document delivered or received by and each request made by the Foreign Borrowing Administrator and (ii) each other action which specifically provides herein or therein that the Foreign Borrowing Administrator acts on behalf, or at the direction, of such Foreign Borrower as if such Foreign Borrower had in fact signed such document, given or received such notice, delivered or received such document, made such request or taken such action.

17. COMMERCIAL TRANSACTION.

EACH BORROWER REPRESENTS, WARRANTS AND ACKNOWLEDGES THAT THE TRANSACTIONS OF WHICH THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE A PART ARE COMMERCIAL TRANSACTIONS.

[The remainder of this page intentionally left blank; next page is signature page.]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

LIONBRIDGE TECHNOLOGIES, INC.

By:	/s/ Rory Cowan
Name:	Rory Cowan
Title:	President

LIONBRIDGE US, INC.

By:	/s/ Rory Cowan
Name:	Rory Cowan
Title:	President

VERITEST, INC.

By:	/s/ Rory Cowan
Name:	Rory Cowan
Title:	President

MENTORIX TECHNOLOGIES, INC.

By:	/s/ Rory Cowan
Name:	Rory Cowan
Title:	President

Signature Page to Credit Agreement

LIONBRIDGE TECHNOLOGIES HOLDINGS B.V.

By:	/s/ Rory Cowan
Name:	Rory Cowan
Title:	Managing Director

LIONBRIDGE TECHNOLOGIES IRELAND

By:	/s/ Rory Cowan
Name:	Rory Cowan
Title:	Managing Director

Signature Page to Credit Agreement

WACHOVIA BANK, NATIONAL
ASSOCIATION, individually and as
Documentation Agent

By:	/s/ Kevin E. Burke
Name:	Kevin E. Burke
Title:	Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Manuel Burgeno
Name:	Manuel Burgeno
Title:	Vice President

Signature Page to Credit Agreement

Schedule A

“Eligible Assignee” categories are as follows:

(a)	an entity which is, pursuant to Section 9 of the Central Bank Act, 1971 (Ireland) licensed to carry on banking business in Ireland and whose facility office is located in Ireland and which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the Irish Taxes Consolidation Act 1997 (“TCA”) in circumstances where the payments are made from Ireland; or

(b)	an authorized credit institution under the terms of the Codified Banking Directive in Ireland and has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and carries on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the TCA and has its Facility Office located in Ireland in circumstances where the payments are made from Ireland; or

(c)	a company (within the meaning of Section 4 of the TCA) which is resident in and under the laws of a country with which Ireland has a double taxation treaty or resident in and under the laws of a member state of the European Communities (other than Ireland) (together a “Relevant Territory”); provided that such company does not provide its commitment through or in connection with a branch or agency in Ireland, and where the recipient has provided written confirmation of its residence to the Foreign Borrowers before the first payment of interest hereunder; and provided, further, that where the recipient is:

(i)	a US company, such US company has provided written confirmation to the Foreign Borrowers that it is incorporated in the US and subject to tax in the US on its worldwide income; or

(ii)	a US limited liability company, the ultimate recipients of the interest have provided the Foreign Borrowers with written confirmation of their residence and have confirmed that the business conducted through such limited liability company is so structured for market reasons and not for tax avoidance purposes; or

(d)	(in cases only where and to the extent that the interest is paid by a Borrower which is a qualifying company within the meaning of Section 110 of the TCA), a Person who (by virtue of the laws of the relevant country) is resident for tax purposes in and under the laws of a Relevant Territory; provided that where such Person is a company, that such company does not provide its commitment through or in connection with a branch or agency in Ireland; and provided the recipient has given the relevant Borrower written confirmation of its residence before the first payment of interest under the Loan Documents; and provided, further, that where the recipient is:

(i)	a US company, such US company has provided written confirmation to the Foreign Borrowers that it is incorporated in the US and subject to tax in the US on its worldwide income or;

(ii)	a US limited liability company, the ultimate recipients of the interest have provided the Foreign Borrowers with written confirmation of their residence and have confirmed that the business conducted through such limited liability company is so structured for market reasons and not for tax avoidance purposes;

(e)	a qualifying company within the meaning of Section 110 of the TCA; or

(f)	a Person entitled to the benefit of a double tax treaty between Ireland and the country of residence of the recipient, where such treaty entitles the recipient to receive payments of interest free from withholding tax and where such recipient has applied for and the relevant Borrower has obtained authorization from the Irish Revenue to make payments without deduction of Irish tax, and where such authorization remains in force and effect; or

(g)	a company (within the meaning of Section 4 of the TCA):

(i)	which advances money in the ordinary course of a trade which includes the lending of money; and

(ii)	in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of such company; and

(iii)	which has made the appropriate notifications under Section 246(5)(a) of the TCA to the Irish Revenue authorities and the Foreign Borrowers.

Schedule 1

Lenders and Commitments

Lender	Domestic Commitment	Foreign Commitment	Commitment Percentage
HSBC Bank USA, National Association 99 High Street, 16th Floor Boston, MA 02110	12,500,000	5,000,000	50%

Wachovia Bank, National Association 205 Church Street MSN: CT 3005 New Haven, CT 06510	12,500,000	5,000,000	50%

	25,000,000	10,000,000	100%